                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                      POST-EFFECTIVE AMENDMENT NUMBER 2 TO

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

                       Pursuant to Section 12(b) or 12(g)
                     of the Securities Exchange Act of 1934

                             THE CAMPBELL FUND TRUST
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                94-6260018
                 --------                                ----------
     (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                 Identification No.)

                          c/o CAMPBELL & COMPANY, INC.
                          210 West Pennsylvania Avenue
                             Towson, Maryland 21204
               (Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (410) 296-3301

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:  Units of Beneficial Interest
                                                                   ----------------------------
                                                                   (Title of Class)

                                TABLE OF CONTENTS


                                     PART I

                                                                                                               Page
                                                                                                               ----
Organizational Chart .............................................................................................3

Item 1.       Business............................................................................................4

Item 2.       Financial Information..............................................................................13

Item 3.       Properties.........................................................................................28

Item 4.       Security Ownership of Certain Beneficial Owners and Management.....................................28

Item 5.       Directors and Executive Officers...................................................................28

Item 6.       Executive Compensation.............................................................................31

Item 7.       Certain Relationships and Related Transactions.....................................................31

Item 8.       Legal Proceedings..................................................................................32

Item 9.       Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder
              Matters............................................................................................32

Item 10.      Recent Sales of Unregistered Securities............................................................32

Item 11.      Description of Registrant's Securities to be Registered............................................34

Item 12.      Indemnification of Directors and Executive Officers................................................35

Item 13.      Financial Statements and Supplementary Data........................................................35

Item 14.      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...............35

Item 15.      Financial Statements and Exhibits..................................................................35

                               CAMPBELL FUND TRUST

                              ORGANIZATIONAL CHART

        The organizational chart below illustrates the relationships among the various service providers of this offering. Campbell & Company is both the Managing Operator and Trading Advisor for the Trust. The selling agents (other than Campbell Financial Services, Inc.), futures broker and forward counterparty are not affiliated with Campbell & Company or the Trust.


                                  [ORG CHART]

ITEM 1. BUSINESS

        (a) General development of business

        The Campbell Fund Trust (the "Trust") is a business trust organized on January 2, 1996 under the Delaware Business Trust Act, which was replaced by the Delaware Statutory Trust Act as of September 1, 2002. The Trust is a successor to the Campbell Fund Limited Partnership (formerly known as the Commodity Trend
Fund) and began trading operations in January 1972. The Trust currently trades in the U.S. and international futures and forward markets under the sole direction of Campbell & Company, Inc. ("Campbell & Company" or the "Managing Operator"). Specifically, the Trust trades a portfolio primarily focused on financial futures and forwards, with a secondary emphasis on metal, energy and agricultural products. The Trust is an actively managed account with speculative trading profits as its objective.

        Delaware Trust Capital Management, Inc., a Delaware banking corporation, (the "Trustee"), is the sole trustee of the Trust. The Trustee is unaffiliated with the Managing Operator and the Trust's selling agents, and its duties and liabilities with respect to the offering of the Units of Beneficial Interest (the "Units") are limited to its express obligations under the Declaration of Trust and Trust Agreement (the "Trust Agreement").

        Under the Trust Agreement, the Trustee has delegated the exclusive management of all aspects of the business and administration of the Trust to Campbell & Company, a Maryland corporation organized in April 1978 as a successor to a partnership originally organized in January 1974. Campbell & Company is registered with the Commodity Futures Trading Commission as a Commodity Pool Operator and a Commodity Trading Advisor, and is a member of the National Futures Association in such capacities.

        The Trust is not a registered investment company and, therefore, the investors in the Trust do not have the protections afforded by the Investment Company Act of 1940.

        As the Trading Advisor and Managing Operator of the Trust, Campbell & Company has always employed a core trading strategy of systematic, diversified trend-following.

        The Trust's funds are traded pursuant to Campbell & Company's Global Diversified Large Portfolio. Prior to June 1997, Campbell & Company had one Global Diversified Portfolio. In June 1997, the Global Diversified Portfolio was split into two separate portfolios, the Global Diversified Large Portfolio (which generally is used for accounts greater than $10 million) and the Global Diversified Small Portfolio (which is generally used for accounts less than $10 million). From inception through June 1997, the Trust's account was traded pursuant to Campbell & Company's Global Diversified Portfolio. Between June 1997 and August 1999, the Trust's account was traded pursuant to the Global Diversified Small Portfolio, and since August 1, 1999, has been traded pursuant to the Global Diversified Large Portfolio.

        Campbell & Company makes the Trust's trading decisions using proprietary computerized trading models that analyze market statistics.

        Campbell & Company's trading models are designed to detect and exploit medium- to long-term price changes, while also applying proven risk management and portfolio management principles. No one market exceeds 15% of a total portfolio allocation.

        Campbell & Company believes that utilizing multiple trading models for the same client account provides an important level of diversification, and is most beneficial when multiple contracts in each market are traded. Every trading model may not trade every market. It is possible that one trading model may signal a long position while another trading model signals a short position in the same market. It is Campbell & Company's intention to offset those signals to reduce unnecessary trading, but if the signals are not simultaneous, both trades will be taken and since it is unlikely that both positions would prove profitable, in retrospect one or both trades will appear to have been unnecessary. It is Campbell & Company's policy to follow trades signaled by each trading model independently of the other models.

        Over the course of a medium- to long-term trend, there are times when the risk of the market does not appear to be justified by the potential reward. In such circumstances, some of Campbell & Company's trading models may exit a winning position prior to the end of a price trend. While there is some risk to this method (for example, being out of the market during a significant portion of a price trend), Campbell & Company's research indicates that this is well compensated for by the decreased volatility of performance that may result.

        Campbell & Company's trading models may include trend-following trading models, counter-trend trading models, and trading models that do not seek to identify or follow price trends at all. Campbell & Company expects to develop additional trading models and to modify models currently in use and may or may not employ all such models for all clients' accounts. The trading models currently used by Campbell & Company may be eliminated from use if Campbell & Company ever believes such action is warranted.

        While Campbell & Company normally follows a disciplined systematic approach to trading, on occasion it may override the signals generated by the trading models, such as when market conditions dictate otherwise. While such action may be taken for any reason at any time at Campbell & Company's discretion, it will normally only be taken to reduce risk in the portfolio, and may or may not enhance the results that would otherwise be achieved.

        Campbell & Company applies risk management and portfolio management strategies to measure and manage overall portfolio risk. These strategies include portfolio structure, risk balance, capital allocation and risk limitation. One objective of risk and portfolio management is to determine periods of relatively high and low portfolio risk, and when such points are reached, Campbell & Company may reduce or increase position size accordingly. It is possible, however, that this reduction or increase in position size may not enhance the results achieved over time.

        From time to time, Campbell & Company may increase or decrease the total number of contracts held based on increases or decreases in the Trust's assets, changes in market conditions, perceived changes in portfolio-wide risk factors, or other factors which may be deemed relevant.

        Campbell & Company estimates that based on the margin required to maintain positions in the markets currently traded, aggregate margin for all positions will range between 5% and 30% of the Trust's net assets. From time to time, margin commitments may be above or below this range.

        The number of contracts that Campbell & Company believes can be bought or sold in a particular market without unduly influencing price adversely may at times be limited. In such cases, a client's portfolio would be influenced by liquidity factors because the positions taken in such markets might be substantially smaller than the positions that would otherwise be taken.

        As of December 31, 2002, the aggregate capitalization of the Trust was $142,674,058, and the Net Asset Value per Unit was $1,874.93.

        (b) Financial information about segments

        The Trust's business constitutes only one segment for financial reporting purposes, i.e., a speculative "commodity pool." The Trust does not engage in sales of goods or services.

        (c) Narrative description of business

General

        The purpose of the Trust is to engage in the speculative trading, buying, selling, or otherwise acquiring, holding or disposing of commodities, including futures contracts, option contracts, forward contracts and any other rights pertaining thereto, and for such other purposes as may be incidental or related thereto.

        The Trust trades speculatively in the U.S. and international futures and forward markets. Specifically, the Trust trades a portfolio that is primarily focused on financial futures and forwards, with a secondary emphasis on metal, energy and agricultural products. The Trust has entered into an Advisory Agreement with Campbell & Company whereby it trades the Trust's assets pursuant to Campbell & Company's Global Diversified Large Portfolio. The portfolio trades commodity interests which include energy products, agricultural products, precious and base metals, stock market indices, interest rates and foreign currencies, and may in the future include options.

Use of Proceeds

        Subscription Proceeds and Available Assets.

        Offering proceeds, without deduction, are credited to the Trust's bank accounts to engage in trading activities and as reserves for that trading. The Trust meets its margin requirements by depositing U.S. government securities with the futures broker and the forward counterparty. In this way, substantially all (i.e., 95% or more) of the Trust's assets, whether used as margin for trading purposes or as reserves for such trading, can be invested in U.S. government securities and time deposits with U.S. banks. The Trust receives all interest earned on its assets. No other person receives any interest or other economic benefits from the deposit of Trust assets.

        Approximately 10% to 30% of the Trust's assets are usually committed as required margin for futures contracts and held by the futures broker, although the amount committed may vary significantly. Such assets are maintained in the form of cash or U.S. Treasury bills in segregated accounts with the futures broker pursuant to the Commodity Exchange Act and regulations thereunder. Approximately 10% to 30% of the Trust's assets are deposited with the forward counterparty in order to initiate and maintain currency forward contracts. Such assets are not held in segregation or otherwise regulated under the Commodity Exchange Act. These assets are held either in U.S. government securities or short-term time deposits with U.S. regulated bank affiliates of the forward counterparty. The remaining 40% to 80% of the Trust's assets are usually invested in U.S. Treasury bills and held by the futures broker or the forward counterparty.

        The Trust's assets are not and will not be, directly or indirectly, commingled with the property of any other person in violation of law or invested with or loaned to Campbell & Company or any affiliated entities.

        Market Sectors.

        Campbell & Company's Global Diversified Large Portfolio trades in a fully diversified portfolio of futures and forward markets, including energy products (Brent Crude, gas oil, heating oil, natural gas, unleaded gasoline and WTI Crude), agricultural products (coffee, corn, cotton and wheat), precious and base metals (aluminum, copper, gold, nickel and zinc), stock market indices (DAX, DJ Euro Stoxx 50, FTSE, Hang Seng, IBEX, MSCI, NASDAQ, Nikkei and S&P
500), interest rates (short-term and long-term) and foreign currencies (majors, minors and cross rates), and may in the future include options.

        Market Types.

        The Trust trades on a variety of United States and foreign futures exchanges. Approximately 50% of the Trust's off-exchange trading takes place in the highly liquid, institutionally-based currency forward markets. The remaining 50% takes place on futures exchanges.

        As in the case of its market sector allocations, the Trust's commitments to different types of markets - U.S. and non-U.S., regulated and non-regulated - differ substantially from time to time, as well as over time, and may change at any time if Campbell & Company determines such change to be in the best interests of the Trust. No one market exceeds 15% of the total portfolio allocation.

Conflicts of Interest

        The Managing Operator.

        A conflict exists between Campbell & Company's interests and its responsibilities to the Trust. As the Trading Advisor for the Trust, Campbell & Company determines what trades the Trust makes. Due to the affiliations of the Managing Operator, the selection and retention of itself as the Trading Advisor was not made on an objective basis and it is unlikely that Campbell & Company will be replaced in the role of Trading Advisor.

        The Trust Agreement between the Trust and the Managing Operator, including the fee arrangements, was not negotiated at arm's length. Due to the affiliation of the Managing Operator and the fact that it also functions as the Trading Advisor, a conflict exists with respect to the fees payable to such entity. The Managing Operator believes that the fee arrangements are fair to the Trust and competitive with compensation arrangements in pools involving independent pool operators and advisors. The Trust's brokerage arrangements are reviewed annually by its Managing Operator.

        The Managing Operator acts as General Partner and/or Trading Advisor to other commodity pools, which may compete with the Trust for the Managing Operator's services. Thus, the Managing Operator could have a conflict between its responsibility to the Trust and to those other pools. The Managing Operator believes it has sufficient resources to discharge its responsibilities in this regard in a fair manner. The Managing Operator may receive higher advisory fees from some or all of those other accounts than it receives from the Trust.

        In evaluating these conflicts of interest, an investor should be aware that the Managing Operator has a fiduciary duty to the Unitholders to exercise good faith and fairness in all dealings affecting the Trust and, if the underlying assets of the Trust are considered for purposes of the Employee Retirement Income Security Act of 1974 ("ERISA") or the Internal Revenue Code of 1986 (the "Code") to be assets of employee benefit plans or plans, to comply with the fiduciary provisions of ERISA. Campbell & Company has agreed to treat the Trust equitably with its other accounts. However, Campbell & Company trades different portfolios for other accounts, and there can be no assurance whatsoever that such other portfolios will not outperform the Trust.

        Principals of Campbell & Company may trade futures and related contracts for their own accounts. In addition, Campbell & Company manages proprietary accounts for its deferred compensation plan and principals. There are written procedures that govern proprietary trading by principals. Records of the proprietary trading will be available for inspection upon reasonable notice. A conflict of interest exists where proprietary trades will be in the same markets at the same time using the same futures broker used by the Trust. To the extent executions are bundled and then allocated among accounts held at the futures broker and the forward counterparty, the Trust may receive less favorable executions than such other accounts. It is the Managing Operator's policy to objectively allocate trade executions that afford each account the same likelihood of receiving favorable or unfavorable executions over time. A potential conflict also may occur when the Managing Operator or its principals trade their proprietary accounts more aggressively, take positions in their proprietary accounts which are opposite, or ahead of, the positions taken by the Trust, or any other actions that would not constitute a violation of their fiduciary duties.

Charges

        Each Unit is subject to the same charges. The Trust's average month-end net assets during 2002, 2001 and 2000 equaled $98,117,477, $48,402,031 and $25,155,503, respectively. Total expenses charged to the Trust (as described below) annually, other than performance fees, are estimated to equal less than 6% of the Trust's net assets annually. Total expenses, other than the performance fee, as a percentage of the Trust's average month-end net assets for the years ended December 31, 2002, 2001 and 2000 were 4.65%, 4.75% and 4.85% respectively.

        Description of Current Charges.

RECIPIENT                NATURE OF PAYMENT                  AMOUNT OF PAYMENT
Campbell & Company       Management Fee                     A monthly management fee of 1/3 of 1% of the Trust's
                                                            month-end net assets, totaling approximately 4% of
                                                            average month-end net assets per year. Campbell &
                                                            Company may pay a portion or all of its monthly
                                                            management fee on an ongoing basis to selected agents
                                                            who have sold the Units, in return for their provision
                                                            of ongoing services to the Unitholders. In most cases,
                                                            the ongoing payment paid to selling agents is 2% per
                                                            annum, paid monthly, on the then current Net Asset Value
                                                            of Units sold by the selling agents, net of redemptions.

Campbell & Company       Performance Fee                    A quarterly performance fee of 20% of the aggregate
                                                            cumulative appreciation in the Net Asset Value per Unit
                                                            at the end of each quarter, exclusive of appreciation
                                                            attributable to interest income disregarding decreases
                                                            in Net Asset Value per Unit resulting from distributions.

RECIPIENT                NATURE OF PAYMENT                  AMOUNT OF PAYMENT
ABN AMRO Incorporated    Brokerage Commissions              Brokerage commissions are paid at a rate of
                                                            approximately $10 for each round-turn trade executed for
                                                            the Trust. Annual brokerage commissions payable to the
                                                            Trust are estimated at approximately 0.50% of the
                                                            Trust's net assets annually, although there is no limit
                                                            on the amount of such commissions.

                                                            Campbell & Company estimates that the round-turn
                                                            equivalent rate charged to the Trust during each of the
                                                            years ended 2002, 2001 and 2000 was approximately $10.

ABN AMRO Bank, N.V.,     Forward Counterparty Execution     The forward counterparty's execution costs are included
Chicago Branch           Costs                              in the price of each forward contract purchased or sold,
                                                            and, accordingly, such costs cannot be determined but
                                                            are charged. In addition, ABN AMRO Bank, N.V., Chicago
                                                            Branch charges approximately $14 per $1 million for
                                                            forward contracts it facilitates on behalf of the Trust
                                                            with third party banks. These prime brokerage fees,
                                                            combined with the futures broker's charges, usually
                                                            equal approximately 0.60% of the Trust's net assets.

Other                    Operating Expenses                 The Trust pays operating expenses (other than the cost
                                                            of the Units), including trustee, legal and accounting
                                                            fees, and taxes or extraordinary expenses. These
                                                            expenses are estimated at less than 0.50% of the Trust's
                                                            net assets annually, although there is no limit on the
                                                            amount of such expenses.

                                                            These expenses during the years ended 2002, 2001 and
                                                            2000 were 0.06%, 0.09% and 0.11% of the Trust's net
                                                            assets, respectively.

Regulation

        Under the Commodity Exchange Act, as amended (the "Act"), commodity exchanges and commodity futures trading are subject to regulation by the Commodity Futures Trading Commission (the "CFTC"). The National Futures Association (the "NFA"), a registered futures association under the Act, is the only non-exchange self-regulatory organization for commodity industry professionals. The CFTC has delegated to the NFA responsibility for the registration of "commodity trading advisors," "commodity pool operators," "futures commission merchants," "introducing brokers" and their respective "associated persons" and "floor brokers." The Act requires "commodity pool operators," and "commodity trading advisors" such as Campbell & Company and futures brokers or "futures commission merchants" such as the Trust's futures broker to be registered and to comply with various reporting and recordkeeping requirements. Campbell & Company and the Trust's futures broker are members of the NFA. The CFTC may suspend a commodity pool operator's or trading advisor's registration if it finds that its trading practices tend to disrupt orderly market conditions, or as the result of violations of the Act or rules and regulations promulgated thereunder. In the event Campbell & Company's registration as a commodity pool operator or commodity trading advisor were terminated or suspended, Campbell & Company would be unable to continue to manage the business of the Trust. Should Campbell & Company's registration be suspended, termination of the Trust might result.

        In addition to such registration requirements, the CFTC and certain commodity exchanges have established limits on the maximum net long and net short positions which any person, including the Trust, may hold or control in particular commodities. Most exchanges also limit the maximum changes in futures contract prices that may occur during a single trading day. The Trust also trades in dealer markets for forward contracts, which are not regulated by the CFTC. Federal and state banking authorities also do not regulate forward trading or forward dealers. In addition, the Trust trades on foreign commodity exchanges, which are not subject to regulation by any United States government agency.

Summary of the Advisory Agreement

        Term.

        The Trust and Campbell & Company have entered into an advisory agreement (the "Advisory Agreement"), which will continue in effect for twelve-month terms until its termination upon (i) withdrawal of the Managing Operator either as Trading Advisor or Managing Operator of the Trust or (ii) the termination of the Trust as provided in the Trust Agreement. The Advisory Agreement may also terminate if the Managing Operator's registration as a Commodity Trading Advisor or membership in NFA is terminated or suspended.

        The Advisory Agreement provides that Campbell & Company, as Trading Advisor, will not be liable to the Trust except as a result of (i) acts or omissions with respect to the Trust which constitute negligence or misconduct;
(ii) a material breach by it of the Advisory Agreement; or (iii) a misleading or untrue statement of a material fact or omission to state a material fact relating to or concerning Campbell & Company in its capacity as Trading Advisor contained in the Trust's Confidential Private Placement Memorandum.

        Compensation.

        The Advisory Agreement provides for payment by the Trust to the Managing Operator of the monthly management fee and quarterly performance fee, as previously described under "Charges."

        Governing Law.

        The Advisory Agreement provides that it is to be governed by and construed in accordance with the laws of the State of Delaware.

Summary of the Trust Agreement

        Management of Trust Affairs.

        The Trust Agreement provides that Unitholders will take no part in the management of the Trust, and will have no voice in Trust operations. Under the Trust Agreement, responsibility for managing the Trust is vested solely with Campbell & Company, as the Managing Operator. Complete managerial and trading authority is in the hands of the Managing Operator.

        Indemnification.

        The Trust Agreement requires that the Trust and the Managing Operator indemnify and hold the Trustee and its permitted successors and assigns harmless from and against any and all liabilities, obligations, losses, damages, penalties and taxes (collectively "Liabilities"), which may be imposed on or asserted against them in any way relating to or arising out of the formation, operation or termination of the Trust, except for Liabilities resulting from the gross negligence or willful misconduct of such indemnified parties. The Managing Operator has agreed to indemnify and hold such indemnified parties harmless from any and all Liabilities, resulting from any action or omission of the Managing Operator, its agents, employees or consultants, as a result of which the Trust becomes subject to the provisions of ERISA, or any subsequent federal law relating to retirement plans.

        Sharing of Profits and Losses.

        Trust Accounting. The Trust Agreement provides that each Unitholder has a capital account, with an initial balance equal to the amount paid for such Unitholder's Units. The net assets of the Trust are determined monthly, and any increase or decrease from the end of the preceding month is added to or subtracted from the accounts of the Unitholders in the ratio that each account bears to all accounts.

        Federal Tax Allocations. As of the end of each fiscal year, the Trust's profits or losses shall be allocated pro rata among the Unitholders for net realized capital gain or loss and net ordinary income or loss realized by the Trust as follows:

        (1) Net realized capital gain shall be allocated to each Unitholder who has redeemed Units during the year to the extent that the amount the Unitholder received on redemption exceeds the amount paid for the redeemed Units;

        (2) Net realized capital gain remaining after the allocation in (1) above shall be allocated among all Unitholders in the ratio that each Unitholder's capital account bears to all Unitholders' capital accounts;

        (3) Net realized capital loss shall be allocated first to each Unitholder who has redeemed Units during the year to the extent that the amount the Unitholder paid for the redeemed Units, as defined in (5) below exceeds the amount the Unitholder received on redemption;

        (4) Net realized capital loss remaining after the allocation in (3) above shall be allocated among all Unitholders in the ratio that each Unitholder's capital account bears to all Unitholders' capital accounts;

        (5) For purposes of the allocations of net realized capital gains and losses in (1) and (3) above, the amount each Unitholder paid for each of its Units shall be deemed to have (a) increased by the amount of realized capital gain and ordinary income allocated to such Unitholder for such year and all prior years and (b) decreased by the amount of realized capital loss and ordinary loss allocated to such Unitholder for such year and all prior years; and

        (6) Any gains or losses required to be taken into account in accordance with Section 1256(a)(1) and Section 988(a)(1) of the Code shall be considered a realized capital gain or loss for purposes of these allocations.

        Dissolution and Termination of the Trust.

        The Trust Agreement provides that affairs of the Trust will be concluded by entering orders to liquidate all open positions. The Trust will be terminated and dissolved promptly thereafter upon the happening of the earlier of: (i) the expiration of the Trust's stated term on December 3l, 2025; (ii) an election to terminate the Trust at any time by Unitholders owning more than 50% of the Units then outstanding; (iii) the trading in commodity futures is terminated, suspended or for any reason becomes impossible or economically unfeasible in the sole judgment of the Managing Operator; or (iv) the date upon which the Trust is dissolved by operation of law or judicial decree. Any distribution to Unitholders upon termination or liquidation shall be in cash.

        Amendments and Meetings.

        The Trust Agreement may be amended by an instrument signed by the Managing Operator and by the Unitholders owning more than 50% of the Units then owned by the Unitholders (or such higher number as is then provided for by the Delaware Business Trust Act, which was replaced by the Delaware Statutory Trust Act as of September 1, 2002).

        The Managing Operator or the Unitholders owning 10% or more of the outstanding Units have the right to propose for vote certain matters affecting the basic structure of the Trust, such matters being: a) amendment of the Trust Agreement; b) termination of the Trust; c) sale or pledge of all or substantially all of the assets of the Trust other than in the ordinary course of the business of the Trust; and d) removal of the Managing Operator. Upon receipt of such a proposal, the Managing Operator shall submit to the Unitholders a verbatim statement of such matter to be voted upon. Such vote shall be sought within 30 days of receipt of the proposal.

        Reports to Unitholders.

        The books and records of the Trust are maintained at the Managing Operator's principal office and the Unitholders have the right, at all times during reasonable business hours, to have access to and copy the Trust's books and records in person or by authorized attorney or agent. In addition, a Unitholder may obtain from the Managing Operator, upon written request, a list of all Unitholders together with the number of Units owned by each Unitholder as of the end of the month preceding receipt of such request by the Managing Operator. Each month, the Managing Operator will report, or cause to be so reported, to the Unitholders the information required by the CFTC to be reported.

        Additionally, audited financial statements will be distributed to the Unitholders not more than 60 days after the close of the Trust's fiscal year. The annual audited financial statements will be accompanied by a fiscal year-end summary of the information contained in the monthly reports described above and any other information required by the CFTC. Not more than 75 days after the close of such fiscal year, tax information necessary for the preparation of the Unitholders' annual Federal income tax returns will be distributed.

        (i) through (xii)-- not applicable.

        (xiii) The Trust has no employees.

        (d) Financial Information About Geographic Areas

        The Trust trades on a number of foreign commodity exchanges. The Trust does not engage in the sales of goods or services.


        [REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

ITEM 2. FINANCIAL INFORMATION

        (a) Selected financial data

        The following selected financial data has been derived from the financial statements of the Trust.

                                    FOR THE SIX    FOR THE YEAR    FOR THE YEAR     FOR THE YEAR     FOR THE YEAR     FOR THE YEAR
                                    MONTHS ENDED      ENDED           ENDED            ENDED            ENDED            ENDED
                                      JUNE 30,     DECEMBER 31,    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
INCOME STATEMENT DATA                   2003            2002            2001             2000             1999             1998
-------------------------------     ------------   -------------   -------------    -------------    -------------    ------------
Income
  Futures trading gains (loss):
      Realized                      $15,665,684     $12,034,345     $  1,725,160     $ 1,601,048         $ 136,473       $ 623,278
      Change in unrealized           (6,477,211)      2,485,339       (1,921,531)      1,197,297           320,748          85,030
                                   -------------   -------------    -------------    ------------    --------------    -----------

    Gains (loss) from futures
      trading                         9,188,473      14,519,684         (196,371)      2,798,345           457,221         708,308
                                   -------------   -------------    -------------    ------------    --------------    -----------

  Forward trading gains (loss)
    Realized                         25,378,538       6,956,076          884,232       1,093,084           150,418               0
    Change in unrealized              1,694,531      (1,262,834)       3,396,527        (241,242)          208,524               0
                                   -------------   -------------    -------------    ------------    --------------    -----------

    Gain (loss) from forward
      trading                        27,073,069       5,693,242        4,280,759         851,842           358,942               0
                                   -------------   -------------    -------------    ------------    --------------    -----------

  Interest income                     1,261,510       1,544,116        1,649,500       1,441,618           515,761         170,049
                                   -------------   -------------    -------------    ------------    --------------    -----------

  Total income                       37,523,052      21,757,042        5,733,888       5,091,805         1,331,924         878,357
                                   -------------   -------------    -------------    ------------    --------------    -----------

Expenses
  Brokerage commissions                 454,935         537,247          308,657         181,747            96,303          36,569
  Management fee                      4,725,028       3,959,969        1,946,431       1,011,862           436,927         142,219
  Performance fee                     5,702,938       3,224,518          544,513         386,902            62,196         101,070
  Operating expenses                     38,950          61,493           42,315          27,619            35,834          16,548
                                   -------------   -------------    -------------    ------------    --------------    -----------

  Total expenses                     10,921,851       7,783,227        2,841,916       1,608,130           631,260         296,406
                                   -------------   -------------    -------------    ------------    --------------    -----------

Net Income                         $ 26,601,201    $ 13,973,815     $  2,891,972     $ 3,483,675         $ 700,664      $  581,951
                                    ============    ============     ============     ===========         =========      =========

Net Income per Unit*               $     241.96    $     247.02      $     95.31     $    196.68         $   85.07      $   199.36
                                    ============    ============      ===========     ===========         =========      =========

Increase in Net Asset
  Value per Unit                   $     269.17    $     239.20      $     92.04     $    180.66         $   65.29      $   177.05
                                    ============    ============      ===========     ===========         =========      =========

                                June 30,        DECEMBER 31,     DECEMBER 31,      DECEMBER 31,     DECEMBER 31,      DECEMBER 31,
  BALANCE SHEET DATA             2003              2002             2001              2000             1999              1998
------------------------     -------------     -------------    -------------      ------------     ------------     -------------
Trust Total Assets           $280,853,771      $179,912,300        $75,167,211      $32,903,389      $18,190,701      $6,222,566
Trust Net Asset Value         265,787,214       142,674,058         69,133,931       31,555,119       17,008,375       5,817,411
Net Asset Value per Unit         2,144.10          1,874.93           1,635.73         1,543.69         1,363.03        1,297.74

                                              MONTH-END NET ASSET VALUE PER UNIT
------------------------------------------------------------------------------------------------------------------------------------
         JAN.      FEB.      MAR.      APR.       MAY        JUNE       JULY       AUG.      SEPT.      OCT.       NOV.       DEC.
------------------------------------------------------------------------------------------------------------------------------------
1998  $1,142.49 $1,117.49 $1,173.30 $1,105.61  $1,144.22  $1,162.92  $1,125.54  $1,214.96  $1,242.94 $1,289.28  $1,278.71  $1,297.74
1999  $1,235.40 $1,258.88 $1,258.41 $1,325.55  $1,281.09  $1,339.71  $1,340.71  $1,346.93  $1,371.90 $1,304.15  $1,321.48  $1,363.03
2000  $1,409.26 $1,407.20 $1,369.71 $1,353.99  $1,377.70  $1,415.89  $1,384.34  $1,426.96  $1,379.65 $1,421.97  $1,507.51  $1,543.69
2001  $1,529.75 $1,550.07 $1,655.18 $1,516.36  $1,539.23  $1,515.83  $1,534.65  $1,560.44  $1,674.29 $1,754.23  $1,579.04  $1,635.73
2002  $1,621.79 $1,589.33 $1,560.66 $1,496.74  $1,551.89  $1,675.37  $1,800.45  $1,862.91  $1,926.01 $1,836.09  $1,814.29  $1,874.93
2003  $2.013.71 $2,162.47 $2,069.10 $2,123.89  $2,161.48  $2,144.10


--------------
 *Based on weighted average number of Units outstanding during the year.



[REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

                             THE CAMPBELL FUND TRUST
                 TYPE OF POOL: SINGLE ADVISOR; PRIVATELY OFFERED
                       INCEPTION OF TRADING: JANUARY 1972
               AGGREGATE GROSS CAPITAL SUBSCRIPTIONS: $136,264,674
         NET ASSET VALUE OF THE TRUST AT DECEMBER 31, 2002: $142,674,058
            NET ASSET VALUE PER UNIT AT DECEMBER 31, 2002: $1,874.93
               WORST MONTHLY PERCENTAGE DRAWDOWN:(1) 9.99% (11/01)
              WORST PEAK-TO-VALLEY DRAWDOWN:(1) 14.68% (10/01-4/02)

-----------------------------------------------------------------------------------------------------------
                                Rate of Return(2) (computed on a compounded monthly basis)
                -------------------------------------------------------------------------------------------
                  2003
    Month        YTD (%)    2002 (%)         2001 (%)        2000 (%)         1999 (%)        1998 (%)
-----------------------------------------------------------------------------------------------------------
January           7.40       (0.85)           (0.90)           3.39            (4.80)           1.95
-----------------------------------------------------------------------------------------------------------
February          7.39       (2.00)            1.33           (0.15)            1.90           (2.19)
-----------------------------------------------------------------------------------------------------------
March            (4.32)      (1.80)            6.78           (2.66)           (0.04)           4.99
-----------------------------------------------------------------------------------------------------------
April             2.65       (4.10)           (8.39)          (1.15)            5.34           (5.77)
-----------------------------------------------------------------------------------------------------------
May               1.77        3.68             1.51            1.75            (3.35)           3.49
-----------------------------------------------------------------------------------------------------------
June             (0.80)       7.96            (1.52)           2.77             4.58            1.63
-----------------------------------------------------------------------------------------------------------
July                          7.47             1.24           (2.23)            0.07           (3.21)
-----------------------------------------------------------------------------------------------------------
August                        3.47             1.68            3.08             0.46            7.94
-----------------------------------------------------------------------------------------------------------
September                     3.39             7.30           (3.32)            1.85            2.30
-----------------------------------------------------------------------------------------------------------
October                      (4.67)            4.77            3.07            (4.94)           3.73
-----------------------------------------------------------------------------------------------------------
November                     (1.19)           (9.99)           6.01             1.33           (0.82)
-----------------------------------------------------------------------------------------------------------
December                      3.34             3.59            2.40             3.14            1.49
-----------------------------------------------------------------------------------------------------------
Year             14.36        14.62            5.96            13.25            5.03            15.80
-----------------------------------------------------------------------------------------------------------



(1) "Drawdown" means losses experienced by the Trust over a specified period.

(2) The "Rate of Return" for a period is calculated by dividing the net profit or loss by the assets at the beginning of such period. Additions and withdrawals occurring during the period are included as an addition to or deduction from beginning net assets in the calculations of "Rates of Return."


        (b) Management's discussion and analysis of financial condition and results of operations

Introduction

        The offering of Units commenced on January 2, 1996 at the time the Trust succeeded to the operations of the Campbell Fund Limited Partnership, as described in Item 1. The offering of the Units is continuous and ongoing.

        Gains or losses are realized when contracts are liquidated. Net unrealized gains or losses on open contracts (the difference between contract price and market price) are reflected in the statement of financial condition. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. United States government securities are stated at cost plus accrued interest, which approximates market value. For purposes of both financial reporting and calculation of redemption value, Net Asset Value per Unit is calculated by dividing Net Asset Value by the number of outstanding Units.

Liquidity

        Most United States commodity exchanges limit fluctuations in futures contracts prices during a single day by regulations referred to as "daily price fluctuation limits" or "daily limits." During a single trading day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract has reached the daily limit for that day, positions in that contract can neither be taken nor liquidated. Futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Similar occurrences could prevent the Trust from promptly liquidating unfavorable positions and subject the Trust to substantial losses which could exceed the margin initially committed to such trades. In addition, even if futures prices have not moved the daily limit, the Trust may not be able to execute futures trades at favorable prices if little trading in such contracts is taking place. Other than these limitations on liquidity, which are inherent in the Trust's futures trading operations, the Trust's assets are expected to be highly liquid.

        Please see "Use of Proceeds - Subscription Proceeds and Available Assets" for a description of how the Trust's assets are deposited with and held by the futures broker and forward counterparty, as well as how the Trust's assets may be used for margin.

Capital Resources

        The Trust will raise additional capital only through the sale of Units offered pursuant to the continuing offering, and does not intend to raise any capital through borrowing. Due to the nature of the Trust's business, it will make no capital expenditures and will have no capital assets which are not operating capital or assets.

Results of Operations

        The returns for the six months ended June 30, 2003 and the years ended December 31, 2002, 2001 and 2000 were 4.36%, 14.62%, 5.96% and 13.25%, respectively. Please see Item 2 ("Financial Information") for full disclosure of all of the Trust's total trading revenue, interest income, total expenses and net income. Further analysis of the trading gains and losses is provided below.


         2003.

         For the increase of 14.36% for the six months ended June 30, 2003, approximately 18.50% was due to trading gains (before commissions), approximately 0.54% was due to interest income offset by approximately 4.68% due to brokerage fees, management fees, performance fees, and operating costs borne by the Trust. An analysis of the 18.50% trading gain by sector is as follows:

SECTOR                                                  % GAIN (LOSS)
------                                                  -------------

Currencies                                                  12.73%

Energy                                                       3.70

Interest Rates                                               3.65

Metals                                                      (0.49)

Agricultural                                                (0.54)

Stock Indices                                               (0.55)
                                                           -------

                                                            18.50%

         The long-term trends that created so much opportunity for the Trust in 2002 continued in January 2003. Profits were earned in every sector other than stock indices. However, the environment was one where a single event, the prospect of war with Iraq, was driving the Trust's whole portfolio. While the Trust's systematic and disciplined trading strategies continued to keep it engaged, leverage was subsequently decreased to protect against significant losses which could result from potential sharp and extended reversals in core positions.

         The Trust was positive again in February with metals being the only negative sector. Strong momentum in energy, fixed income, currencies and stock indices continued, largely as a result of the troubled global geopolitical outlook. In order to mitigate the risk of potential sharp reversals in trends, the Trust maintained a lower-than-normal level of leverage during the month.

         The long awaited market reversal occurred in March. Initially energy, precious metals and fixed income markets all sold off sharply, while equities and the U.S. Dollar rallied. Several days into this correction, these markets all sold off suddenly, as hopes of a quick victory in Iraq subsided. With significantly reduced leverage, the losses the Trust sustained were relatively modest, giving the Trust a positive first quarter.

         In April, the Trust's leverage was returned to a more normal level, but the portfolio was not fully engaged in many markets due to the lack of strong trends. Many markets had calmed significantly at this time, but uncertainty was still prevalent in global markets due to the many unresolved geopolitical issues. A strong performance in the currencies sector was partially offset by negative performances in the metals, stock index and agricultural sectors.

         In May, the uncertainty that remained in April dominated the markets the Trust trades and led to another positive month. While corporate earnings looked stronger, unemployment, overcapacity and the ongoing threat of terrorism still loomed large over the global financial markets. The US dollar weakened further against the other major currencies despite the concern expressed by the United States' trade partners over the impact this would have on global trade. Interest rates were the best performing sector for the Trust particularly at the long end of the yield curve, where higher prices reflected lower rates. Currency cross rates were also positive, while losses in the energy, stock index, agricultural and currency sectors offset some of those gains.

         With a small negative result for June, the Trust finished the first half of 2003 with a solid double-digit return. Profits for the month were earned in the currency sector while long-term interest rates lost value as yield curves steepened, particularly the Japanese government bond. Short-term interest rates and stock index sectors contributed modest gains for the month, while the energy, metals, agricultuals and currency cross-rates contributed small losses. While the global economy was looking better than it had for several years, many substantive uncertainties remained.


        2002.

        For the 2002 increase of 14.62%, approximately 20.98% was due to trading gains (before commissions) and approximately 1.57% was due to interest income, offset by approximately 7.93% due to brokerage fees, performance fees, and operating costs borne by the Trust. An analysis of the 20.98% trading gain by sector is as follows:

SECTOR                                                  % GAIN (LOSS)
------                                                  -------------
Interest Rates                                             14.71%

Currencies                                                  5.87

Stock Indices                                               3.47

Metals                                                     (0.34)

Agricultural                                               (0.39)

Energy                                                     (2.34)
                                                          ------

                                                           20.98%
                                                          ======

        During January, the Enron and Global Crossing bankruptcies took a toll on the U.S. equities markets that were already under pressure and resulted in a stumbling start to the New Year, as layoffs, earnings restatements and revenue declines continued to dominate the business news. Internationally, the Japanese economy continued to deteriorate, while the full extent of any Argentinean contagion is yet to be acknowledged in Brazil or other parts of South America. On the positive side, U.S. consumer spending continued to be robust. The Trust posted a small loss for January, largely as a result of volatility in the global currency markets. Energy and short stock index positions contributed small gains.

        The high market volatility in January continued into February. Further Enron revelations radiated concern about the accounting practices of other large companies and caused the equity markets to decline early in the month. Sentiment reversed abruptly on positive economic news on home sales, manufacturing and consumer spending. The Trust's performance was negative in February with losses in energy, stock indices and long-term interest rates partially offset by gains in short-term interest rates.

        March was a mixed month in which positive performance in the energy and interest rate sectors were more than offset by losses in stock indices and currencies, which make up a substantial part of the Trust's portfolio. The Japanese Yen produced the largest loss when it rallied in reaction to Bank of Japan intervention in preparation for their March 31st fiscal year-end as the Trust was maintaining a short position. Energy was the strongest performing sector profiting from long positions in crude oil and unleaded gas. The loss in the stock indices sector came from short positions in the Nikkei and Hang Seng indices as Asian equities rallied. The overall loss for the month occurred independently of the equity and bond markets demonstrating the volatility reducing effect of blending assets whose returns are largely uncorrelated.

        April was a difficult trading month for the Trust. The Trust ended the month down over 4.0%. The fixed income sector was whip-lashed as hopes of imminent economic recovery sputtered causing the majority of the trading losses for the month. Broad-based selling of the three leading U.S. equity indices put them at their lowest levels since October 2001 and contributed to the Trust's losses for the month. The energy sector was battered by reports of unfolding events in both Venezuela and the Middle East. Many areas of concern remain including continued instability in the Middle East, weak corporate earnings, continued revelations of corporate accounting issues, fear of a collapse in the residential real estate market, high energy costs and a growing federal budget deficit due to lower tax receipts.

        The month of May finally provided some trending opportunities that the Trust was able to profit from. The currencies and interest rates sectors provided the gains for the month, but these were offset by losses in the energy and stock indices sectors. While the equities markets remained nervous, many alternative investment strategies, including managed futures, were able to provide positive returns.

        Strong performance in the month of June contributed to a positive second quarter and more than made up for losses during the beginning of the year. All major U.S. equity indices made new cycle lows as domestic and international investor confidence was battered by reports of scandalous corporate leadership conduct. The long awaited U.S. economic recovery looked sluggish at best. In this troubled environment, the U.S. Dollar lost ground against most major trading partners, while interest rate futures rose and stock indices declined. These three sectors contributed significantly to the profits in June, while small losses were recorded in the metals and energy sectors.

        The Trust's positive performance continued in July posting similar numbers as June. This was the third consecutive month of positive performance and was mainly attributable to profits in short stock indices and long interest rate positions. These gains were reduced by small negative performances in metals, currencies and cross rates as the dollar strengthened against other major currencies, again rising above parity with the Euro.

        In August, the Trust recorded another month of positive performance with profits in the interest rates, currencies, stock indices and energy sectors. Global markets continued to respond to weak U.S. economic data and concerns over geopolitical developments. The much-anticipated U.S. economic recovery continued to be elusive, while economies in Europe and Japan appeared to be stagnant. The quickened pace of U.S. plans to invade Iraq aroused much international criticism and concern, which impacted energy prices and investor confidence.

        September was the fifth consecutive month of positive returns for the Trust as traditional investment strategies continued to struggle. Profits were earned in the stock indices, interest rates and energy sectors offset by losses in the currencies sector. Further reports of corporate governance and accounting failures, the possibility of an unpopular war in the Middle East, rising jobless claims, disappointing earnings and a gloomy retail outlook were compounded by high energy prices and systemic instability in Japan and Brazil. In this time of global economic weakness and uncertainty, the Trust's ability to trade both the long and short side of a diverse portfolio of international markets proved to be a beneficial tool.

        Many of the trends that had been so profitable for the Trust over the preceding five months reversed during October, resulting in losses in interest rates, equity indices and precious metals. The U.S. Dollar weakened on unfavorable Gross Domestic Product news and caused losses in the currencies sector. U.S. equities surprised the market by turning in their second best month since 1997. As the U.S. struggled with the United Nations over Iraq, energy prices sold off sharply making this the Trust's worst performing sector in October.

        In October and November, U.S. equity prices rose at a faster pace than any time since 1997. Over this same period, the Trust was defensively positioned against a reversal of the major trends that were profitable this year, leaving year-to-date gains in the double digits. Performance for November was marginally negative, with gains in currencies offset by losses in interest rates, stock indices and energy.

        The Trust recorded a strong positive performance for December and for the year. The Trust's core strategy of systematic, diversified trend-following again demonstrated the ability to outperform most other strategies in times of economic weakness and uncertainty. The ability to short markets enabled the Trust to profit as global markets suffered their third consecutive negative year. Profits were generated in interest rates, currencies and equities, while losses occurred in energy, industrial metals and agricultural sectors.

        2001.

        For the 2001 increase of 5.96%, approximately 8.42% was due to trading gains (before commissions) and approximately 3.41% was due to interest income, offset by approximately 5.87% due to brokerage fees, performance fees, and operating costs borne by the Trust. An analysis of the 8.42% trading gain by sector is as follows:


SECTOR                                               % GAIN (LOSS)
------                                               -------------
Currencies                                                  8.97%

Interest Rates                                              3.49

Stock Indices                                               1.17

Agricultural                                                0.14

Metals                                                     (0.64)

Energy                                                     (4.71)
                                                           -----

                                                            8.42%
                                                           =====

        January was a turbulent month due to the underestimated slowdown of the U.S. economy and difficult transition between presidential administrations. The Federal Reserve intervened twice by lowering interest rates during the month a total of 100 basis points. The interest rate reductions resulted in gains in the Trust's long bond positions, but these were offset by losses in its Swiss and Sterling currency positions. The most noticeable turnaround for the month was the energy markets, which incurred the largest losses for the Trust. Overall, February was a mostly flat month for the Trust. The Federal Reserve's failure to lower interest rates ahead of its March meeting, and the continued declining consumer confidence pushed U.S. equities lower, with the NASDAQ posting a new two-year low. This economic news was favorable to both the Trust's short equities positions and long bond positions. The energy markets continued to disappoint and this sector posted a loss for the month. The currency markets were mixed and ended flat for February. The first quarter ended well for the Trust. During the month of March, all markets were profitable, except the energy sector. In the midst of some painful trends in the global economy, the Trust's trading principles enabled it to ride the bear trend in equities while simultaneously benefiting from long fixed income positions.

        Sharp price reversals in the equity, bond and energy markets resulted in a negative performance in April as many of the Trust's largest positions hit protective stops. The capitulation that caused the sharp downturn in equities in the first quarter was reversed as investors greeted a surprise 50 basis point rate cut by the Federal Reserve by pushing the equity markets substantially higher. The flight to quality that had caused the long bond to trade so strongly in March was abandoned as investors sold bonds to invest in stocks. May was a volatile month for many of the markets the Trust trades, but the Trust produced a positive result despite the adverse conditions. A strong U.S. Dollar amid persistent signs of global economic weakness kept equity markets volatile, but the widely anticipated 50-point rate cut by the Federal Reserve was priced into the markets and had little effect when announced. The Trust made small profits in energy and interest rates and small losses in global stock indices and currency positions. Uncertainty plagued the global markets for the last few months of the second quarter, and there was no emergence of a solid trend to give investors and economists any meaningful indication of what the second half of 2001 held. This lack of market direction kept the Trust's performance relatively flat for the month of June and for the first half of the year. In June, the Trust was profitable in the global equity indices and currency markets while the fixed income and energy markets erased all of those gains.

        Most of the major U.S. stock and bond exchanges were negative while the Trust posted a positive month to start the third quarter. The ability to short global equity markets made stock indices the best performing sector for the month of July. Short-term interest rates were also positive; however, this was mostly offset by losses in the Japanese bond markets, which have come under pressure from fiscal instability and uncertainty in Japan. Foreign exchange was down slightly on global concerns about the future of the U.S. "strong dollar" policy. August was another positive month for the Trust. The Trust profited from currency cross rates, long and short-term interest rates and equities. The losing sector was primarily the energy sector. September was a difficult month for most Americans and for many others whose lives will forever be impacted by the terrorist attacks of September 11th. However, despite the tumult, the Trust reported a positive month and third quarter. Currencies and cross rates were profitable as short dollar positions yielded solid returns. Long positions in both long and short-term interest rate instruments were profitable as investors sought safety when equity prices declined sharply. The major U.S. stock indices suffered their worst quarterly losses since 1987. The Trust's non-correlation with equities was evident as the Trust profited from a decline in global equity indices. Industrial metals were also profitable, while the highly volatile energy sector was the only unprofitable sector in September.


        As the United States began to recover from the September 11th disaster, the country demonstrated unity and fortitude in the most challenging of circumstances. The Trust was positive during the month of October. The positive performance was led by interest rates, which were strong throughout the month and helped by the U.S. Treasury's announcement of the ending of the issuance of 30-year bonds. The energy and industrial metals sectors were also positive. These gains were partly offset by losses in the currency and stock indices sectors. In November, a sharp and totally unexpected increase in global interest rates resulted in the Trust's largest monthly decline since its inception. While statistically losses of this magnitude can occur, the speed of this loss caught the Trust's trading advisor by surprise. The continuing decline in U.S. interest rates initially accelerated after the U.S. Treasury announced it would stop issuing 30-year Treasury Bonds. However, with good news from Afghanistan, a sharp decline in energy prices, and a totally unexpected increase in retail sales for October, market sentiment changed abruptly. Equity prices rallied and interest rate instruments declined across the entire yield curve, all over the world. The Trust rebounded with a positive return in December. The majority of the gain for the month was made in currencies, primarily in the Japanese Yen. These gains were offset by losses in the interest rate sectors. The Trust was positive for the year delivering modest profitability and effective portfolio diversification during an economically difficult year. 2001 will unfortunately be remembered as a year that brought pain and devastation to so many.

        2000.

        For the 2000 increase of 13.25%, approximately 13.91% was due to trading gains (before commissions) and approximately 5.73% was due to interest income, offset by approximately 6.39% due to brokerage fees, performance fees, and operating costs borne by the Trust. An analysis of the 13.91% trading gain by sector is as follows:


SECTOR                                               % GAIN (LOSS)
------                                               -------------
Energy                                                     12.02%

Currencies                                                  3.59

Interest Rates                                              2.45

Stock Indices                                              (0.63)

Agricultural                                               (1.19)

Metals                                                     (2.33)
                                                           ------

                                                           13.91%
                                                           =====

        The first month of 2000 provided a highly volatile environment, which offered the Trust the opportunity to perform well in most markets. Long bond positions held for security over the Y2K year-end were sold off early in the month benefiting short positions. Rising interest rates with still moderate inflation numbers helped push the U.S. Dollar higher against the Swiss Franc, the Yen and the Euro, which benefited currency positions. In February, the volatility seen in January continued, providing profits in some markets, but eliminating January's gains in others. Currencies and energy continued to be profitable, but these gains were more than offset by losses in short positions in the long-term interest rate sector. March was a difficult month as sharp reversals in the energy sector and the Yen were the biggest factors in the loss for the month.

        Although the Trust managed gains in U.S. equity indices during April, the unprecedented volatility in global equity indices resulted in a small loss in this sector overall. The crude market rallied on news that OPEC would not drastically increase production, causing losses on short crude positions which more than eliminated gains made on the upward trend of natural gas. Losses in the interest rates sectors provided the majority of the losses for the month, as the Trust's long positions quickly became unprofitable as stability returned to the equity markets. In May, the energy sector provided the majority of the profit as the markets realized that OPEC production increases were still not meeting demand. The continued economic strength caused the Federal Reserve to increase short-term interest rates by 50 basis points mid-month as anticipated. The Trust experienced a classic whipsaw as its interest rate positions flipped from long to short, only to see the market rally hard again as softer economic numbers triggered aggressive short covering. Higher interest rates pushed the Trust's long U.S. Dollar positions up against the British Pound, New Zealand Dollar and South African Rand. The energy sector continued to be the best performer in June. Although the mid-month OPEC meeting increased the official supply of crude, most of the increase was already being made available to the market through quota cheating. This, together with the apparent solidarity of OPEC, led to a strong rally that was profitable for the Trust's long positions. The rallies in the S&P and NASDAQ indices at month-end contributed to a moderate gain in this sector.

        In July, the Trust sustained losses in the energy sector due to increased crude oil production in Saudi Arabia, but managed small gains in the currencies and interest rates sectors. The volatility in the stock indices sector also continued to provide gains in July after a profitable June. Energy prices resumed a strong upward trend in August after the sell off in July. This sector provided substantially all of the gain for the month. Small losses in the currencies and interest rates sectors offset some of this gain. In September, the G7 intervened to support the Euro causing both the Euro and British Pound to trade sharply higher against the U.S. Dollar. This led to losses in both the currency and cross rates sectors. The U.S. interest rate sector suffered due to a combination of weakness in the corporate sector, a surprisingly strong CPI number, and a shift in the government's debt repurchase program. This, combined with a sharp whipsaw in the Japanese Government Bond, caused interest rates to be the worst performing sector for the month.

        Most of October's profit came from the currency sector. Significant gains were earned in the Euro, British Pound and Japanese Yen, but were offset by losses in the Swiss Franc and Australian Dollar. Ongoing hostilities in the Middle East, further OPEC production promises, and relatively warm weather in the northeastern U.S. caused whipsawing in the energy markets. While significant gains were recorded in the energy sector early in October, the Trust closed the month only marginally profitable in this sector. No other sector contributed significantly to the return for the month. November proved to be the most profitable month of the year. During November, bond prices strengthened on the uncertainty surrounding the U.S. presidential election, poor corporate earnings forecasts, and increasingly compelling signs of an economic slowdown. This enabled the Trust to record substantial profits from its long interest rate positions, but reciprocally, it caused losses in long U.S. equity index positions. The Trust also recorded a gain in the energy sector as unseasonably cold weather in the northeast U.S. and continuing tension in the Middle East combined to push prices higher which was positive for the Trust's long energy positions. In December, currencies posted a profitable month reflecting the continued strength of the U.S. Dollar. Negative equities performance contributed to a rally in interest rate instruments that made this the most profitable sector for December. The Trust's currency cross rate positions were also profitable, with short Yen against long European currency positions contributing strongly. Positive performance in December contributed to a profitable fourth quarter and to a profitable year.

Off-Balance Sheet Risk

        The term "off-balance sheet risk" refers to an unrecorded potential liability that, even though it does not appear on the balance sheet, may result in future obligation or loss. The Trust trades in futures and forward contracts and is therefore a party to financial instruments with elements of off-balance sheet market and credit risk. In entering into these contracts there exists a risk to the Trust, market risk, that such contracts may be significantly influenced by market conditions, such as interest rate volatility, resulting in such contracts being less valuable. If the markets should move against all of the futures interests positions of the Trust at the same time, and if Campbell & Company was unable to offset futures interests positions of the Trust, the Trust could lose all of its assets and the Unitholders would realize a 100% loss. Campbell & Company, the Managing Operator (who also acts as Trading Advisor), minimizes market risk through real-time monitoring of open positions, diversification of the portfolio and maintenance of a margin-to-equity ratio that rarely exceeds 30%.

        In addition to market risk, in entering into futures and forward contracts there is a credit risk that a counterparty will not be able to meet its obligations to the Trust. The counterparty for futures contracts traded in the United States and on most foreign exchanges is the clearinghouse associated with such exchange. In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members, like some foreign exchanges, it is normally backed by a consortium of banks or other financial institutions.

        In the case of forward contracts, which are traded on the interbank market rather than on exchanges, the counterparty is generally a single bank or other financial institution, rather than a group of financial institutions; thus there may be a greater counterparty credit risk. Campbell & Company trades for the Trust only with those counterparties which it believes to be creditworthy. All positions of the Trust are valued each day on a mark-to-market basis. There can be no assurance that any clearing member, clearinghouse or other counterparty will be able to meet its obligations to the Trust.

Disclosures About Certain Trading Activities that Include Non-Exchange Traded Contracts Accounted for at Fair Value

        The Trust invests in futures and forward currency contracts. The market value of futures (exchange-traded) contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of the last business day of the reporting period. The market value of forward (non-exchange traded) contracts is extrapolated on a forward basis from the spot prices quoted as of 5:00 P.M. (E.T.) of the last business day of the reporting period.

Quantitative And Qualitative Disclosures About Market Risk

        Introduction.

        PAST RESULTS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE

        The Trust is a speculative commodity pool. The market sensitive instruments held by it are required for speculative trading purposes, and all or substantially all of the Trust's assets are subject to the risk of trading loss. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Trust's main line of business.

        Market movements result in frequent changes in the fair market value of the Trust's open positions and, consequently, in its earnings and cash flow. The Trust's market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Trust's open positions and the liquidity of the markets in which it trades.

        The Trust, under the direction of Campbell & Company, rapidly acquires and liquidates both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Trust's past performance is not necessarily indicative of its future results.

        Value at Risk is a measure of the maximum amount which the Trust could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Trust's speculative trading and the recurrence in the markets traded by the Trust of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Trust's experience to date (i.e., "risk of ruin"). Risk of ruin is defined to be no more than a 5% chance of losing 20% or more on a monthly basis. In light of the foregoing, as well as the risks and uncertainties intrinsic to all future projections, the quantifications included in this section should not be considered to constitute any assurance or representation that the Trust's losses in any market sector will be limited to Value at Risk or by the Trust's attempts to manage its market risk.

        Materiality as used in this section, "Qualitative and Quantitative Disclosures About Market Risk," is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, and multiplier features of the Trust's market sensitive instruments.

        Quantifying The Trust's Trading Value At Risk.

         The following quantitative disclosures regarding the Trust's market risk exposures contain "forward-looking statements" within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor, except for statements of historical fact (such as the dollar amount of maintenance margin required for market risk sensitive instruments held at the end of the reporting period).

        The Trust's risk exposure in the various market sectors traded by Campbell & Company is quantified below in terms of Value at Risk. Due to the Trust's mark-to-market accounting, any loss in the fair value of the Trust's open positions is directly reflected in the Trust's earnings (realized or unrealized).

        Exchange maintenance margin requirements have been used by the Trust as the measure of its Value at Risk. Maintenance margin requirements are set by exchanges to equal or exceed the maximum losses reasonably expected to be incurred in the fair value of any given contract in 95%-99% of any one-day intervals. The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation. Maintenance margin has been used rather than the more generally available initial margin, because initial margin includes a credit risk component which is not relevant to Value at Risk.

        In the case of market sensitive instruments which are not exchange-traded (which includes currencies in the case of the Trust), the margin requirements for the equivalent futures positions have been used as Value at Risk. In those cases in which a futures-equivalent margin is not available, dealers' margins have been used.

        In the case of contracts denominated in foreign currencies, the Value at Risk figures include foreign margin amounts converted into U.S. Dollars with an incremental adjustment to reflect the exchange rate risk inherent to the Dollar-based Trust in expressing Value at Risk in a functional currency other than Dollars.

        In quantifying the Trust's Value at Risk, 100% positive correlation in the different positions held in each market risk category has been assumed. Consequently, the margin requirements applicable to the open contracts have simply been aggregated to determine each trading category's aggregate Value at Risk. The diversification effects resulting from the fact that the Trust's positions are rarely, if ever, 100% positively correlated have not been reflected.

        Value at Risk as calculated herein may not be comparable to similarly titled measures used by others.

        The Trust's Trading Value at Risk in Different Market Sectors.

        The following tables indicate the trading Value at Risk associated with the Trust's open positions by market category as of June 30, 2003 and December 31, 2002 and the trading gains/losses by market category for the six months ended June 30, 2003 and the year ended December 31, 2002. All open position trading risk exposures of the Trust have been included in calculating the figures set forth below. As of June 30, 2003 and December 31, 2002, the Trust's total capitalization was approximately $265.8 million and $142.7 million, respectively.

JUNE 30, 2003

                                                                  % OF TOTAL                        TRADING
MARKET SECTOR                     VALUE AT RISK                  CAPITALIZATION                    GAIN/LOSS*
-------------------            -------------------            --------------------              ----------------
Currencies                          $ 9,316,000                           3.50%                      12.73%
Stock Indices                         6,736,000                           2.53%                      (0.55)%
Interest Rates                        5,763,000                           2.17%                       3.65%
Energy                                1,192,000                           0.45%                       3.70%
Metals                                  496,000                           0.19%                      (0.49)%
Agricultural                            350,000                           0.13%                      (0.54)%
                                    -----------                           -----                      ------
TOTAL                               $23,853,000                           8.97%                      18.50%
                                    ===========                           =====                      ======


        * - Of the 14.36% return for the six months ended June 30, 2003, approximately 18.50% was due to trading gains (before commissions), approximately 0.54% was due to interest income offset by approximately 4.68% due to brokerage fees, management fees, performance fees and operating costs borne by the Trust.

DECEMBER 31, 2002

                                                                  % OF TOTAL                        TRADING
MARKET SECTOR                     VALUE AT RISK                  CAPITALIZATION                    GAIN/LOSS*
-------------------            -------------------            --------------------              ----------------
Currencies                          $ 4,935,000                           3.46%                       5.87%
Energy                                3,487,000                           2.44%                      (2.34)%
Interest Rates                        2,027,000                           1.42%                      14.71%
Stock Indices                         1,245,000                           0.87%                       3.47%
Metals                                  383,000                           0.27%                      (0.34)%
Agricultural                            356,000                           0.25%                      (0.39)%
                                    -----------                           -----                      ------
TOTAL                               $12,433,000                           8.71%                      20.98%
                                    ===========                           =====                      ======

         * - Of the 14.62% return for the year ended December 31, 2002, approximately 20.98% was due to trading gains (before commissions) and approximately 1.57% was due to interest income, offset by approximately 7.93% in brokerage fees, performance fees and operating costs borne by the Trust.

        Material Limitations On Value At Risk As An Assessment Of Market Risk.

        The face value of the market sector instruments held by the Trust is typically many times the applicable maintenance margin requirement (maintenance margin requirements generally ranging between approximately 1% and 10% of contract face value) as well as many times the capitalization of the Trust. The magnitude of the Trust's open positions creates a "risk of ruin" not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions -- unusual, but historically recurring from time to time -- could cause the Trust to incur severe losses over a short period of time. The foregoing Value at Risk tables -- as well as the past performance of the Trust -- give no indication of this "risk of ruin."

        Non-Trading Risk.

        The Trust has non-trading market risk on its foreign cash balances not needed for margin. However, these balances (as well as the market risk they represent) are immaterial. The Trust also has non-trading market risk as a result of investing a substantial portion of its available assets in U.S. Treasury Bills. The market risk represented by these investments is immaterial.

        Qualitative Disclosures Regarding Primary Trading Risk Exposures.

        The following qualitative disclosures regarding the Trust's market risk exposures - except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the Trust manages its primary market risk exposures - constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Trust's primary market risk exposures as well as the strategies used and to be used by Campbell & Company for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of the Trust's risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of the Trust. There can be no assurance that the Trust's current market exposure and/or risk management strategies will not change materially or that any such strategies will be effective in either the short- or long-term. Investors must be prepared to lose all or substantially all of the time value of their investment in the Trust.

        The following were the primary trading risk exposures of the Trust as of June 30, 2003, by market sector.

        Currencies.

        Exchange rate risk is the principal market exposure of the Trust. The Trust's currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. These fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Trust trades in a large number of currencies, including cross rates -- i.e., positions between two currencies other than the U.S. Dollar. Campbell & Company does not anticipate that the risk profile of the Trust's currency sector will change significantly in the future.

        Interest Rates.

        Interest rate risk is a significant market exposure of the Trust. Interest rate movements directly affect the price of the sovereign bond positions held by the Trust and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact the Trust's profitability. The Trust's primary interest rate exposure is to interest rate fluctuations in the United States and the other G-7 countries. Additionally, the Trust takes positions in the government debt of Switzerland. Campbell & Company anticipates that G-7 interest rates will remain the primary market exposure of the Trust for the foreseeable future. The changes in interest rates which have the most effect on the Trust are changes in long-term, as opposed to short-term rates. Most of the speculative positions held by the Trust are in medium- to long-term instruments. Consequently, even a material change in short-term rates would have little effect on the Trust were the medium- to long-term rates to remain steady.

        Stock Indices.

        The Trust's primary equity exposure is to equity price risk in the G-7 countries and several other countries (Hong Kong, Spain and Taiwan). The stock index futures traded by the Trust are by law limited to futures on broadly based indices. As of June 30, 2003, the Trust's primary exposures were in the FTSE (U.K.), DAX (Germany), NASDAQ (USA), IBEX (Spain), Eruo STOXX 50, Hang Seng (Hong
        Kong), Nikkei (Japan), and S&P 500 (USA) stock indices. The Trust is primarily exposed to the risk of adverse price trends or static markets in the major U.S., European and Japanese indices. (Static markets would not cause major market changes but would make it difficult for the Trust to avoid being whipsawed into numerous small losses.)

        Energy.

        The Trust's primary energy market exposure is to gas and oil price movements, often resulting from political developments and ongoing conflicts in the Middle East. As of June 30, 2003, crude oil, heating oil and natural gas are the dominant energy market exposures of the Trust. Oil and gas prices can be volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.

        Metals.

        The Trust's metals market exposure is to fluctuations in the price of aluminum, copper, gold, nickel and zinc. The risk allocation to the metal sector has not exceeded 2% of the Trust's portfolio during the six months ended June 30, 2003.

        Agricultural.

        During 2002, the Trust's agricultural exposure was to wheat, corn, coffee and cotton. The risk allocation to the agricultural sector has not exceeded 5% of the Trust's portfolio during the six months ended June 30, 2003.

Qualitative Disclosures Regarding Non-Trading Risk Exposure.

        The following were the only non-trading risk exposures of the Trust as of June 30, 2003.

        Foreign Currency Balances.

        The Trust's primary foreign currency balances are in Japanese Yen, British Pounds and Euros. The Trust controls the non-trading risk of these balances by regularly converting these balances back into dollars (no less frequently than twice a month, and more frequently if a particular foreign currency balance becomes unusually large).

        Treasury Bill Positions.

        The Trust's only market exposure in instruments held other than for trading is in its Treasury Bill portfolio. The Trust holds Treasury Bills (interest bearing and credit risk-free) with durations no longer than six months. Violent fluctuations in prevailing interest rates could cause immaterial mark-to-market losses on the Trust's Treasury Bills, although substantially all of these short-term investments are held to maturity.

Qualitative Disclosures Regarding Means of Managing Risk Exposure.

        The means by which the Trust and Campbell & Company, severally, attempt to manage the risk of the Trust's open positions is essentially the same in all market categories traded. Campbell & Company applies risk management policies to its trading which generally limit the total exposure that may be taken per "risk unit" of assets under management. In addition, Campbell & Company follows diversification guidelines (often formulated in terms of the balanced volatility between markets and correlated groups), as well as imposing "stop-loss" points at which open positions must be closed out.

        Campbell & Company controls the risk of the Trust's non-trading instruments (Treasury Bills held for cash management purposes) by limiting the duration of such instruments to no more than six months.

General

        The Trust is unaware of any (i) anticipated known demands, commitments or capital expenditures; (ii) material trends, favorable or unfavorable, in its capital resources; or (iii) trends or uncertainties that will have a material effect on operations. From time to time, certain regulatory agencies have proposed increased margin requirements on futures contracts. Because the Trust generally will use a small percentage of assets as margin, the Trust does not believe that any increase in margin requirements, as proposed, will have a material effect on the Trust's operations.

ITEM 3. PROPERTIES

        The Trust does not own or use any physical properties in the conducting of its business. Its assets currently consist of futures and other contracts, cash and U.S. Treasury Bills.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        (a) Security ownership of certain beneficial owners

        As of December 31, 2002, no person or "group" is known to have been the beneficial owner of more than 5% of the Units.

        (b) Security ownership of management

        As of December 31, 2002, Campbell & Company, Inc. owned 20.360 Units, which constituted 0.03% of the total Units outstanding. The principals of Campbell & Company did not own any Units. The Trustee did not own any Units.

        (c) Changes in Control

        None.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

        (a, b) Identification of directors and executive officers

        The Campbell Trust itself has no directors or officers and has no employees. It is managed by Campbell & Company in its capacity as Managing Operator. Trading decisions are made by Campbell & Company on behalf of the Trust.

        Campbell & Company's directors and managing officers are as follows:

        Theresa D. Becks, born in 1963, joined Campbell & Company in June 1991 and has served as the Chief Financial Officer and Treasurer since 1992 and Secretary and a Director since 1994. In addition to her role as CFO, Ms. Becks also oversees administration and compliance. Ms. Becks is currently a member of the Board of Directors of the Managed Funds Association. From 1987 to 1991, she was employed by Bank Maryland Corp, a publicly-held company, as a Vice President and Chief Financial Officer. Prior to that time, she worked with Ernst & Young. Ms. Becks is a C.P.A. and has a B.S. in Accounting from the University of Delaware. Ms. Becks is an Associated Person of Campbell & Company.

        Richard M. Bell, born in 1952, began his employment with Campbell & Company in May 1990 and has served as a Senior Vice President-Trading since 1997. His duties include managing daily trade execution for the assets under Campbell & Company's management. From 1986 to 1990, Mr. Bell was the managing general partner of several partnerships registered as broker-dealers involved in market-making on the floor of the Philadelphia Stock Exchange ("PHLX") and Philadelphia Board of Trade ("PBOT"). From 1975 to 1986, Mr. Bell was a stockholder and Executive Vice-President of Tague Securities, Inc., a registered broker-dealer. Mr. Bell graduated from Lehigh University with a B.S. in Finance. Mr. Bell is an Associated Person of Campbell & Company.

        D. Keith Campbell, born in 1942, has served as Chairman of the Board of Directors of Campbell & Company since it began operations, was President until 1994, and was Chief Executive Officer until 1997. Mr. Campbell is the majority voting stockholder of Campbell & Company. From 1971 to 1978, he was a registered representative of a futures commission merchant. He has acted as a commodity trading advisor since 1972 when, as general partner of the Campbell Fund, a limited partnership engaged in commodity futures trading, he assumed sole responsibility for trading decisions made on behalf of the Campbell Fund. Since that time, he has applied various technical trading systems to numerous commodity trading accounts over which Campbell & Company has had discretionary trading authority. Mr. Campbell is registered with the CFTC and NFA as a commodity pool operator. Mr. Campbell is an Associated Person of Campbell & Company.

        William C. Clarke, III, born in 1951, joined Campbell & Company in June 1977 and has served as an Executive Vice President since 1991 and a Director since 1984. Mr. Clarke holds a B.S. in Finance from Lehigh University where he graduated in 1973. Mr. Clarke currently oversees all aspects of research, which involves the development of proprietary trading models and portfolio management methods. Mr. Clarke is an Associated Person of Campbell & Company.

        Bruce L. Cleland, born in 1947, joined Campbell & Company in January 1993 and has served as President and a Director since 1994, and Chief Executive Officer since 1997. Mr. Cleland has worked in the international derivatives industry since 1973, and has owned and managed firms engaged in global clearing, floor brokerage, trading and portfolio management. Mr. Cleland previously served as a member of the Board of Directors of the Managed Funds Association and as a member of the Board of Governors of the COMEX in New York. Mr. Cleland is a graduate of Victoria University in Wellington, New Zealand where he earned a Bachelor of Commerce and Administration degree. Mr. Cleland is an Associated Person of Campbell & Company.

        Kevin M. Heerdt, born in 1958, joined Campbell & Company in March 2003 and has served as an Executive Vice President-Research since then. His duties include risk management, research, and the development of quantitatively based hedge fund and options strategies. From 2002 to 2003, he was self-employed through Integrity Consulting. Previously, Mr. Heerdt worked for twelve years at Moore Capital Management, Inc., where he was a Director until 1999, and a Managing Director from 2000 to 2002. Mr. Heerdt holds a B.A. in Economics and in International Relations from the University of Southern California. Mr. Heerdt is an Associated Person of Campbell & Company.

        Philip A. Lindner, born in 1954, serves as Vice President-Information Technology. He has been employed by Campbell & Company since October 1994 and was appointed Vice President in 1997. Prior to joining Campbell & Company, Mr. Lindner worked as a programmer and manager for Amtote, a provider of race track computer systems.

        James M. Little, born in 1946, joined Campbell & Company in April 1990 and has served as Executive Vice President-Business Development and a Director since 1992. Mr. Little holds a B.S. in Economics and Psychology from Purdue University. From 1989 to 1990, Mr. Little was a registered representative of A.G. Edwards & Sons, Inc. From 1984 to 1989, he was the Chief Executive Officer of James Little & Associates, Inc., a commodity pool operator and broker-dealer. Mr. Little is the co-author of The Handbook of Financial Futures, and is a frequent contributor to investment industry publications. Mr. Little is an Associated Person of Campbell & Company.

        C. Douglas York, born in 1958, has been employed by Campbell & Company since November 1992 and has served as a Senior Vice President-Trading since 1997. His duties include managing daily trade execution for the assets under Campbell & Company's management. From 1991 to 1992, Mr. York was the Global Foreign Exchange Manager for Black & Decker. He holds a B.A. in Government from Franklin and Marshall College. Mr. York is an Associated Person of Campbell & Company.

        As of December 31, 2002, Campbell & Company had a 0.03% investment in the Trust, and Campbell & Company's interest was valued at $38,174. The principals of Campbell & Company did not have any investment in the Trust.

        As previously disclosed, the Trustee has delegated the exclusive management of all aspects of the business and administration of the Trust to Campbell & Company, the Managing Operator. The fiduciary responsibility of a Managing Operator to the Unitholders is a rapidly developing and changing area of the law and Unitholders who have questions concerning the duties of Campbell & Company as Managing Operator should consult with their counsel. In the event that a Unitholder believes that Campbell & Company has violated its fiduciary duty to the Unitholders, he may seek legal relief individually or on behalf of the Trust under applicable laws, including partnership and commodities laws, to recover damages from or require an accounting by Campbell & Company. The Trust Agreement is governed by Delaware law and any breach of Campbell & Company's fiduciary duty under the Trust Agreement will generally be governed by Delaware law. The Trust Agreement does not limit Campbell & Company's fiduciary obligations under Delaware or common law; however, Campbell & Company may assert as a defense to claims of breach of fiduciary duty that the conflicts of interest and fees payable to Campbell & Company have been disclosed in the Trust's Confidential Private Placement Memorandum. Unitholders may also have the right, subject to applicable procedural and jurisdictional requirements, to bring partnership class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC"). Unitholders who have suffered losses in connection with the purchase or sale of the Units may be able to recover such losses from Campbell & Company where the losses result from a violation by Campbell & Company of the federal securities laws. State securities laws may also provide certain remedies to Unitholders. Unitholders should be aware that performance by Campbell & Company of its fiduciary duty to the Trust is measured by the terms of the Trust Agreement as well as applicable law.

        Unitholders are afforded certain rights to institute reparation proceedings under the Act for violations of the Act or of any rule, regulation or order of the CFTC by the Managing Operator.

        (c) Identification of certain significant employees

        None.

        (d) Family relationships

        None.

        (e) Business experience

        See Item 5 (a, b) above.

        (f) Involvement in certain legal proceedings

        None.

        (g) Promoters and control persons

        Not applicable.

ITEM 6. EXECUTIVE COMPENSATION

        The Trust does not itself have any officers, directors or employees. The Trust pays management fees and performance fees to Campbell & Company. The directors and managing officers of Campbell & Company are remunerated by Campbell & Company in their respective positions. The directors and managing officers receive no "other compensation" from the Trust. There are no compensation plans or arrangements relating to a change in control of either the Trust or Campbell & Company.

        Campbell & Company receives from the Trust (i) a monthly management fee of 1/3 of 1% of the Trust's month-end net assets, totaling approximately 4% of average month-end net assets per year; and (ii) a quarterly performance fee of 20% of the aggregate cumulative appreciation in the Net Asset Value per Unit at the end of each quarter, exclusive of appreciation attributable to interest income. Campbell & Company may pay a portion or all of its monthly management fee on an ongoing basis to selected selling agents who have sold the Units, in return for their provision of ongoing services to the Unitholders.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        (a) Transactions between Campbell & Company and the Trust

        The Trust pays Campbell & Company substantial management fees and performance fees. The Trust pays annual fees to the Trustee of $2,000 for the nominal duties it undertakes under the Trust Agreement. The Trust Agreement by and among the Trust, the Trustee and Campbell & Company, including the Campbell & Company's fee arrangements, was not negotiated at arm's length.

        See Item 1(c) "Narrative description of business -- Charges" for a discussion of other business dealings between the Trust and Campbell & Company. See also Item 6 "Executive Compensation" and Item 4 "Security Ownership of Certain Beneficial Owners and Management."

        (b) Certain business relationships

        Delaware Trust Capital Management, Inc. has delegated to Campbell & Company all of the power and authority to manage the business and affairs of the Trust and has only nominal duties and liabilities with respect to the Trust.

        (c) Indebtedness of management

        The Trust is prohibited from making any loans, to management or otherwise (provided that the deposit of assets with a futures broker for the purpose of commodity futures trading is not considered a loan).

        (d) Transactions with promoters

        Not applicable.

ITEM 8. LEGAL PROCEEDINGS

        Neither the Trust nor Campbell & Company has ever been the subject of any material litigation.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        (a) Market information

        There is no trading market for the Units, and none is likely to develop. Units may be redeemed or transferred subject to the conditions imposed by the Trust Agreement which are briefly summarized under Item 11(a)(iv).

        (b) Holders

        As of December 31, 2002, there were 1,308 holders of Units, including Campbell & Company and 76,095.728 Units outstanding.

        (c) Dividends

        Campbell & Company has sole discretion in determining what distributions, if any, the Trust will make to Unitholders.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

        Units are sold on a monthly basis, at the month-end Net Asset Value per Unit. The Net Asset Value of a Unit as of any date is the Unitholder's share of the sum of all cash, plus Treasury bills valued at cost plus accrued interest, and other securities valued at market, plus the market value of all open futures and forward positions maintained by the Trust, less all liabilities of the Trust including all brokerage commissions which would be incurred by liquidation of the Trust's open futures and forward positions, and accrued performance fees, determined in accordance with the principles specified in the Trust Agreement and, where no principle is specified in the Trust Agreement, in accordance with accounting principles generally accepted in the United States of America under the accrual basis of accounting, divided by the number of Units then outstanding. Assets are allocated between the Managing Operator and the Unitholders in proportion to their respective aggregate capital accounts.

        Between January 1, 2000 and December 31, 2002, the Trust issued Units at monthly closings as set forth in the following chart.

-----------------------------------------------------------------------------------------
       DATE OF CLOSING:            NUMBER OF UNITS SOLD:      AGGREGATE OFFERING PRICE:
-----------------------------------------------------------------------------------------
       January 31, 2000                     816.562                      1,113,000
-----------------------------------------------------------------------------------------
      February 29, 2000                     438.176                        617,500
-----------------------------------------------------------------------------------------
        March 31, 2000                    1,543.514                      2,172,029
-----------------------------------------------------------------------------------------
        April 28, 2000                    2,168.341                      2,970,000
-----------------------------------------------------------------------------------------
         May 31, 2000                       899.122                      1,217,400
-----------------------------------------------------------------------------------------
        June 30, 2000                       653.260                        900,000
-----------------------------------------------------------------------------------------
        July 31, 2000                     1,076.355                      1,524,000
-----------------------------------------------------------------------------------------
       August 31, 2000                      148.084                        205,000
-----------------------------------------------------------------------------------------
      September 29, 2000                  1,143.781                      1,632,128
-----------------------------------------------------------------------------------------
       October 31, 2000                     542.893                        749,000
-----------------------------------------------------------------------------------------
      November 30, 2000                     517.035                        735,213
-----------------------------------------------------------------------------------------
      December 29, 2000                     178.421                        268,970
-----------------------------------------------------------------------------------------
       January 31, 2001                     539.648                        833,048
-----------------------------------------------------------------------------------------
      February 28, 2001                   1,725.185                      2,639,100
-----------------------------------------------------------------------------------------
        March 30, 2001                    1,148.851                      1,780,801
-----------------------------------------------------------------------------------------
        April 30, 2001                    2,556.945                      4,232,207
-----------------------------------------------------------------------------------------
         May 31, 2001                       724.765                      1,099,000
-----------------------------------------------------------------------------------------
        June 29, 2001                     2,436.677                      3,750,600
-----------------------------------------------------------------------------------------
        July 31, 2001                     2,835.794                      4,298,567
-----------------------------------------------------------------------------------------
       August 31, 2001                      955.267                      1,466,000
-----------------------------------------------------------------------------------------
      September 28, 2001                  1,802.693                      2,813,000
-----------------------------------------------------------------------------------------
       October 31, 2001                   3,739.351                      6,260,761
-----------------------------------------------------------------------------------------
      November 30, 2001                   1,699.201                      2,980,791
-----------------------------------------------------------------------------------------
      December 31, 2001                   3,371.944                      5,324,435
-----------------------------------------------------------------------------------------
       January 31, 2002                   3,437.464                      5,622,763
-----------------------------------------------------------------------------------------
      February 28, 2002                   2,058.461                      3,338,398
-----------------------------------------------------------------------------------------
        March 29, 2002                    1,680.111                      2,670,247
-----------------------------------------------------------------------------------------
        April 30, 2002                    2,751.054                      4,293,458
-----------------------------------------------------------------------------------------
         May 31, 2002                     1,248.692                      1,868,970
-----------------------------------------------------------------------------------------
        June 28, 2002                     1,810.957                      2,810,406
-----------------------------------------------------------------------------------------
        July 31, 2002                     2,613.158                      4,378,011
-----------------------------------------------------------------------------------------
       August 30, 2002                    2,598.365                      4,678,227
-----------------------------------------------------------------------------------------
      September 30, 2002                  3,903.659                      7,272,165
-----------------------------------------------------------------------------------------
       October 31, 2002                   3,565.076                      6,866,356
-----------------------------------------------------------------------------------------
      November 29, 2002                   5,934.869                     10,896,968
-----------------------------------------------------------------------------------------
      December 31, 2002                   6,707.478                     12,169,323
-----------------------------------------------------------------------------------------

        Each of the foregoing Units was privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act in reliance on the exemption from registration provided by Rule 506 under the Securities Act. No underwriting discounts or underwriting commissions were paid in connection with such sales.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        The securities to be registered consist of Units of Beneficial Interest.

        (a)(1)(i) Distributions may be made in Campbell & Company's sole discretion.

        (iv) A Unitholder may cause any or all of his/her Units to be redeemed by the Trust, without charge, at the Net Asset Value of a Unit as of any month-end, provided that the Unitholder transmits written request of such withdrawal to Campbell & Company not less than ten business days prior to the end of the month (or such shorter period as permitted by Campbell & Company). Because the redemption order is due prior to the effective redemption date, a Unitholder will not know the actual price of any Units sought to be redeemed before they place their redemption order. Redemptions are contingent upon and subject to (A) compliance with all liabilities of the Trust having been paid, except liabilities to Campbell & Company and Unitholders on account of their contributions, or there remains property of the Trust sufficient to pay them and
(B) Campbell & Company, individually and as attorney-in-fact of the remaining Unitholders through the exercise of its discretion, consents to the redemption, which consent will not be unreasonably withheld.

        Redemptions will be paid within 20 days after the date of redemption, contingent upon the Trust having assets sufficient to discharge all of its liabilities on the requested date of redemption. In the event that redemptions are requested with respect to more Units than Campbell & Company is able to honor pursuant to the foregoing contingency, the Managing Operator will honor requests for redemption in the order actually received and will hold requests for redemption in such order. Unitholders will be notified in the event a request for redemption cannot be honored under the terms hereof, and their requests will be honored thereafter at the first available opportunity. In the event Net Asset Value per Unit as of the end of any business day declines by 50% or more from either the prior year-end or the prior month-end Unit value, Campbell & Company will suspend trading activities, notify all Unitholders of the relevant facts within seven business days and declare a special redemption period.

        (v) Campbell & Company or Unitholders owning 10% or more of the outstanding Units will have the right to propose for vote any of the matters set forth below. Following a proposal, Campbell & Company will submit a statement of the matter to be voted upon and its recommendation to the Unitholders. Campbell & Company will seek the written vote of the Unitholders within 30 days of the proposal or call a meeting of the Unitholders. Each Unitholder will have one vote for each Unit held of record. No proposal will be adopted unless Unitholders owning more than 50% of the Units respond affirmatively to the proposal by written vote or at a called meeting. Unitholders will have the right to vote on the following matters: (A) to effect any amendment to the Trust Agreement; (B) to terminate the Trust; (C) to approve of the sale or pledge of all or substantially all of the assets of the Trust other than in the ordinary course of the business of the Trust; and (D) to remove Campbell & Company as Managing Operator.

        (vii) Upon the occurrence of an event causing the termination of the Trust, the Trust will be dissolved and its affairs wound up. Dissolution, payment of creditors and the distribution of the Trust's assets will be effected as soon as practicable in accordance with the Delaware Statutory Trust Act, and Campbell & Company and each Unitholder (and any assignee) will share in the assets of the Trust pro rata in accordance with its respective capital account, less any amount owing by Campbell

& Company or a Unitholder (or assignee) to the Trust.

        (ix) In general, a Unitholders' liability under the Delaware Statutory Trust Act is limited to the amount of his capital contribution and his share of any undistributed profits. However, Unitholders could be required, as a matter of bankruptcy law, to return to the Trust's estate any distribution (a) which they received at a time when the Trust was in fact insolvent or (b) made in violation of the Declaration of Trust.

        (x) A Unitholder may assign, transfer, alienate, hypothecate, bequeath, give or otherwise dispose of its Units by an executed and acknowledged written instrument only if such Unitholder follows the conditions set forth in the Trust Agreement. The Managing Operator in its sole discretion may require a Unitholder or its proposed assignee or successor to meet or fulfill any or all reasonable conditions or requirements which the Managing Operator deems necessary prior to granting its consent to any assignment, transfer, sale, exchange or other disposition of the Units.

        (a)(1)(ii), (iii), (vi), (viii), (xi); (a)(2) through (5); (b); (c);
(d); (e); and (f) are inapplicable.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

        The Trustee and its permitted successors and assigns (the "Indemnified Parties") will be indemnified and held harmless by the Trust from and against any and all Liabilities, which may be imposed on or asserted against the Indemnified Parties in any way relating to or arising out of the formation, operation or termination of the Trust, except for Liabilities resulting from the gross negligence or willful misconduct of the Indemnified Parties. Campbell & Company has agreed to indemnify and hold the Indemnified Parties harmless from any and all Liabilities, resulting from any action or omission of Campbell & Company, its agents, employees or consultants, as a result of which the Trust becomes subject to the provisions of ERISA, or any subsequent federal law relating to retirement plans, and without limiting the foregoing, as a result of any action or omission relating to the period of existence of the Limited Partnership described in the Trust Agreement.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The financial statements required by this item are included beginning on page 38 hereto.

        The supplementary financial information specified by Item 302 of Regulation S-K is not applicable.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        There were no changes in or disagreements with independent auditors on accounting or financial disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

        (b) (1) Financial statements

        The following financial statements required by this Item begin on page 38 hereto.

        (a)(2) Financial statement schedules

        Financial Statement schedules not included in this Form 10 have been omitted for the reason that they are not required or are not applicable or that equivalent information has been included in the financial notes or statements thereto.

        (b) Exhibits


The following exhibits were included as exhibits filed by the Registrant as part of its Form 10 (Registration Number 0-50264) on April 30, 2003 and are hereby incorporated by reference.


             Exhibit Number                         Description of Document
             --------------                         -----------------------
                  1.01         Form of Selling Agreement among the Registrant, Campbell & Company and the Selling
                               Agent.

                  3.01         Articles and Plan of Merger of the Campbell Fund Limited Partnership with and into the Registrant dated January 2, 1996.

                  3.02         Declaration of Trust and Trust Agreement of the Registrant dated  January 2, 1996.

                  3.03         Certificate of Trust of the Registrant dated January 2, 1996.

                  10.01        Advisory Agreement between the Registrant and Campbell & Company.

                  10.02        Customer Agreement between the Registrant, Campbell & Company and ABN AMRO
                               Incorporated.

                  10.03        Form of Subscription Agreement and Power of Attorney.

                  10.04        International Swap Dealers Association, Inc. Master Agreement between the
                               Registrant, Campbell & Company and ABN AMRO Bank, N.V., Chicago Branch.

                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    THE CAMPBELL FUND TRUST
                                    (Registrant)

                                    Date: November 7, 2003
                                          ----------------


                                    By: Campbell & Company, Inc.,
                                        Managing Operator


                                    By:  /s/ Theresa D. Becks
                                         ----------------------------------
                                         Theresa D. Becks
                                         Chief Financial Officer, Secretary,
                                         Treasurer and Director

INDEX TO FINANCIAL STATEMENTS

CAMPBELL FUND TRUST


STATEMENTS OF FINANCIAL CONDITION
   June 30, 2003 (unaudited) and December 31, 2002 (audited) ....................................................39

CONDENSED SCHEDULE OF INVESTMENTS (UNAUDITED)
   June 30, 2003.................................................................................................40

STATEMENTS OF OPERATIONS (UNAUDITED)
   For the Three Months and Six Months Ended June 30, 2003 and 2002..............................................41

STATEMENTS OF CASH FLOWS (UNAUDITED)
   For the Six Months Ended June 30, 2003 and 2002...............................................................42

STATEMENTS OF CHANGES IN UNITHOLDERS' CAPITAL (NET ASSET VALUE) (UNAUDITED)
   For the Six Months Ended June 30, 2003 and 2002...............................................................43

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)........................................................................44

INDEPENDENT AUDITOR'S REPORT.....................................................................................49

STATEMENTS OF FINANCIAL CONDITION
   December 31, 2002 and 2001....................................................................................50

CONDENSED SCHEDULE OF INVESTMENTS
   December 31, 2002 ............................................................................................51

STATEMENTS OF OPERATIONS
   For the Years Ended December 31, 2002, 2001 and 2000..........................................................52

STATEMENTS OF CASH FLOWS
  For the Years Ended December 31, 2002, 2001 and 2000...........................................................53

STATEMENTS OF CHANGES IN UNITHOLDERS' CAPITAL (NET ASSET VALUE)
  For the Years Ended December 31, 2002, 2001 and 2000...........................................................54

NOTES TO FINANCIAL STATEMENTS....................................................................................55

CAMPBELL & COMPANY, INC.

BALANCE SHEET
   June 30, 2003 (Unaudited) ....................................................................................60

NOTES TO BALANCE SHEET (UNAUDITED)...............................................................................61

INDEPENDENT AUDITOR'S REPORT.....................................................................................68

BALANCE SHEET
   December 31, 2002.............................................................................................69

NOTES TO BALANCE SHEET...........................................................................................70

                            THE CAMPBELL FUND TRUST
                       STATEMENTS OF FINANCIAL CONDITION
           June 30, 2003 (Unaudited) and December 31, 2002 (Audited)

                                                                                      June 30,            December 31,
                                                                                        2003                  2002
                                                                                        ----                  ----
ASSETS
    Equity in broker trading accounts
       Cash                                                                          $  7,922,553          $  4,746,830
       United States government securities                                            122,332,900            65,117,609
       Unrealized gain (loss) on open futures contracts                                (4,190,635)            2,286,576
                                                                                     ------------          ------------

              Deposits with broker                                                    126,064,818            72,151,015

    Cash and cash equivalents                                                          86,059,672            54,711,968
    United States government securities                                                64,933,775            50,948,342
    Unrealized gain on open forward contracts                                           3,795,506             2,100,975
                                                                                     ------------          ------------

              Total assets                                                           $280,853,771          $179,912,300
                                                                                     ============          ============

LIABILITIES
    Accounts payable                                                                 $     24,754          $     36,694
    Commissions and other
       trading fees on open contracts                                                     100,895                31,942
    Management fee                                                                        896,087               477,171
    Performance fee                                                                     2,142,712                     0
    Prepaid subscriptions                                                              11,877,109            33,355,435
    Subscription deposits                                                                  25,000             3,337,000
                                                                                     ------------          ------------

              Total liabilities                                                        15,066,557            37,238,242
                                                                                     ------------          ------------

UNITHOLDERS' CAPITAL (NET ASSET VALUE)
    Managing Operator - 20.360 units
       outstanding at June 30, 2003 and
       December 31, 2002                                                                   43,654                38,174
    Other Unitholders - 123,941.896 and 76,075.368
       units outstanding at June 30, 2003 and
       December 31, 2002                                                              265,743,560           142,635,884
                                                                                     ------------          ------------

              Total unitholders' capital
                 (Net Asset Value)                                                    265,787,214           142,674,058
                                                                                     ------------          ------------

                                                                                     $280,853,771          $179,912,300
                                                                                     ============          ============



                             See accompanying notes.

                             THE CAMPBELL FUND TRUST
                        CONDENSED SCHEDULE OF INVESTMENTS
                                  June 30, 2003
                                   (Unaudited)





UNITED STATES GOVERNMENT SECURITIES
                                                                                                              % of Net
Face Value        Description                                                               Value            Asset Value
----------        -----------                                                               -----            -----------
$60,500,000       U.S. Treasury Bill, 8/21/03                                         $  60,412,029             22.73 %
 32,000,000       U.S. Treasury Bill, 9/11/03                                            31,944,320             12.02 %
 27,000,000       U.S. Treasury Bill, 7/10/03                                            26,992,473             10.16 %
 21,000,000       U.S. Treasury Bill, 8/14/03                                            20,974,333              7.89 %
 20,500,000       U.S. Treasury Bill, 9/25/03                                            20,455,925              7.70 %
 20,000,000       U.S. Treasury Bill, 7/03/03                                            19,998,800              7.52 %
  6,500,000       U.S. Treasury Bill, 8/28/03                                             6,488,795              2.44 %
                                                                                      -------------         -----------
                      TOTAL UNITED STATES GOVERNMENT SECURITIES
                          (COST, INCLUDING ACCRUED INTEREST, - $187,266,675)          $ 187,266,675             70.46 %
                                                                                      =============         ===========

LONG FUTURES CONTRACTS
                                                                                                              % of Net
                  Description                                                               Value            Asset Value
                  -----------                                                               -----            -----------
                  Energy                                                              $     339,406              0.13 %
                  Metals                                                                   (742,172)            (0.28)%
                  Stock index                                                              (813,837)            (0.31)%
                  Short-term interest rate                                                 (995,519)            (0.37)%
                  Long-term interest rate                                                (1,907,536)            (0.72)%
                                                                                      -------------         -----------
                  TOTAL LONG FUTURES CONTRACTS                                        $  (4,119,658)            (1.55)%
                                                                                      =============         ===========


SHORT FUTURES CONTRACTS
                                                                                                              % of Net
                  Description                                                               Value            Asset Value
                  -----------                                                               -----            -----------
                  Agricultural                                                        $     (65,213)            (0.02)%
                  Energy                                                                    (16,725)            (0.01)%
                  Metals                                                                     10,961              0.00 %
                                                                                      -------------         -----------
                  TOTAL SHORT FUTURES CONTRACTS                                       $     (70,977)            (0.03)%
                                                                                      -------------         -----------
                  TOTAL FUTURES CONTRACTS                                             $  (4,190,635)            (1.58)%
                                                                                      =============         ===========

FORWARD CURRENCY CONTRACTS
                                                                                                              % of Net
                  Description                                                               Value            Asset Value
                  -----------                                                               -----            -----------
                  Various long forward currency contracts                             $   6,872,541              2.59 %
                  Various short forward currency contracts                               (3,077,035)            (1.16)%
                                                                                      -------------         -----------
                  TOTAL FORWARD CURRENCY CONTRACTS                                    $   3,795,506              1.43 %
                                                                                      =============         ===========



                             See accompanying notes.

                             THE CAMPBELL FUND TRUST
                            STATEMENTS OF OPERATIONS
                       For the Three Months and Six Months
                          Ended June 30, 2003 and 2002
                                   (Unaudited)

                                                                Three Months                        Six Months
                                                                    Ended                              Ended
                                                                  June 30,                           June 30,
                                                           2003             2002              2003              2002
                                                           ----             ----              ----              ----
INCOME
    Futures trading gains (losses)
       Realized                                       $  3,223,208     $  (1,380,102)   $  15,665,684      $ (4,261,182)
       Change in unrealized                             (4,893,409)          258,805       (6,477,211)        3,422,944
                                                      ------------     -------------    -------------      ------------
              Gain (loss) from futures trading          (1,670,201)       (1,121,297)       9,188,473          (838,238)
                                                      ------------     -------------    -------------      ------------
    Forward trading gains (losses)
       Realized                                          9,876,314         5,882,933       25,378,538         5,441,426
       Change in unrealized                              4,652,165         1,955,697        1,694,531          (894,312)
                                                      ------------     -------------    -------------      ------------
              Gain from forward trading                 14,528,479         7,838,630       27,073,069         4,547,114
                                                      ------------     -------------    -------------      ------------
    Interest income                                        694,688           324,288        1,261,510           636,561
                                                      ------------     -------------    -------------      ------------
              Total income                              13,552,966         7,041,621       37,523,052         4,345,437
                                                      ------------     -------------    -------------      ------------
EXPENSES
    Brokerage commissions                                  263,561           175,827          454,935           297,818
    Management fee                                       2,574,743           817,356        4,725,028         1,573,746
    Performance fee                                      2,152,757                 0        5,702,938                 0
    Operating expenses                                      21,776            12,472           38,950            23,350
                                                      ------------     -------------    -------------      ------------
              Total expenses                             5,012,837         1,005,655       10,921,851         1,894,914
                                                      ------------     -------------    -------------      ------------
              NET INCOME                              $  8,540,129     $   6,035,966    $  26,601,201      $  2,450,523
                                                      ============     =============    =============      ============
NET INCOME PER MANAGING
OPERATOR AND OTHER UNITHOLDER
UNIT
    (based on weighted average number of
    units outstanding during the period)              $      71.92     $      116.74    $      241.96      $      49.44
                                                      ============     =============    =============      ============
INCREASE IN NET ASSET
VALUE PER MANAGING OPERATOR
AND OTHER UNITHOLDER UNIT                             $      75.00     $      114.71    $      269.17      $      39.64
                                                      ============     =============    =============      ============



                             See accompanying notes.

                            THE CAMPBELL FUND TRUST
                            STATEMENTS OF CASH FLOWS
                For the Six Months Ended June 30, 2003 and 2002
                                  (Unaudited)


                                                                                        2003                  2002
                                                                                        ----                  ----
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES
    Net income                                                                       $ 26,601,201        $    2,450,523
       Adjustments to reconcile net income to net cash
          (for) operating activities
              Net change in unrealized                                                  4,782,680            (2,528,632)
              Increase in accounts payable and accrued expenses                         2,618,641                81,319
              Net (purchases) of investments in United States
                 government securities                                                (71,200,724)          (16,974,284)
                                                                                    -------------        --------------

                    Net cash (for) operating activities                               (37,198,202)          (16,971,074)
                                                                                    -------------        --------------

CASH FLOWS FROM (FOR) FINANCING ACTIVITIES
    Addition of units                                                                 101,034,916            20,604,242
    Decrease in subscriptions receivable                                                        0                24,405
    Decrease in prepaid subscriptions                                                 (21,478,326)           (1,244,753)
    Redemption of units                                                                (4,522,961)           (4,090,561)
    Decrease in redemptions payable                                                             0              (143,389)
    Decrease in subscription deposits                                                  (3,312,000)                    0
                                                                                    -------------        --------------

                    Net cash from financing activities                                 71,721,629            15,149,944
                                                                                    -------------        --------------

Net increase (decrease) in cash and cash equivalents                                   34,523,427            (1,821,130)

CASH AND CASH EQUIVALENTS
    Beginning of period                                                                59,458,798            26,097,015
                                                                                    -------------        --------------

    End of period                                                                   $  93,982,225           $24,275,885
                                                                                    =============           ===========

End of period cash and cash equivalents consists of:
    Cash in broker trading accounts                                                 $   7,922,553        $    6,427,309
    Cash and cash equivalents                                                          86,059,672            17,848,576
                                                                                    -------------        --------------

                    Total end of period cash and cash equivalents                   $  93,982,225        $   24,275,885
                                                                                    =============        ==============



                             See accompanying notes.

                            THE CAMPBELL FUND TRUST
        STATEMENTS OF CHANGES IN UNITHOLDERS' CAPITAL (NET ASSET VALUE)
                For the Six Months Ended June 30, 2003 and 2002
                                  (Unaudited)


                                                                    Unitholders' Capital
                                    --------------------------------------------------------------------------------------
                                        Managing Operator          Other Unitholders                  Total
                                    -------------------------  --------------------------  -------------------------------
                                        Units       Amount        Units         Amount          Units         Amount
                                        -----       ------        -----         ------          -----         ------
SIX MONTHS ENDED JUNE 30, 2003

Balances at
    December 31, 2002                   20.360    $   38,174     76,075.368   $142,635,884     76,095.728    $142,674,058
Net income for the six months
    ended June 30, 2003                                5,480                    26,595,721                     26,601,201
Additions                                0.000             0     50,070.847    101,034,916     50,070.847     101,034,916
Redemptions                              0.000             0     (2,204.319)    (4,522,961)    (2,204.319)     (4,522,961)
                                     ---------    ----------   ------------   ------------   ------------    -------------
Balances at
    June 30, 2003                       20.360    $   43,654    123,941.896   $265,743,560    123,962.256    $265,787,214
                                     =========    ==========   ============   ============   ============    ============


SIX MONTHS ENDED JUNE 30, 2002

Balances at
    December 31, 2001                   20.360    $   33,303     42,244.587    $69,100,628     42,264.947     $69,133,931
Net income for the six months
    ended June 30, 2002                                  807                     2,449,716                      2,450,523
Additions                                0.000             0     12,986.739     20,604,242     12,986.739      20,604,242
Redemptions                              0.000             0     (2,667.472)    (4,090,561)    (2,667.472)     (4,090,561)
                                     ---------    ----------   ------------   ------------   ------------    ------------
Balances at
    June 30, 2002                       20.360      $ 34,110     52,563.854    $88,064,025     52,584.214     $88,098,135
                                     =========    ==========   ============   ============   ============    ============


                                       Net Asset Value Per Managing Operator and Other Unitholder Unit
                                       ---------------------------------------------------------------

                                        June 30,        December 31,        June 30,       December 31,
                                          2003              2002              2002             2001
                                          ----              ----              ----             ----
                                        $2,144.10         $1,874.93         $1,675.37        $1,635.73
                                        =========         =========         =========        =========



                             See accompanying notes.

                             THE CAMPBELL FUND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A.      General Description of the Trust

                The Campbell Fund Trust (the Trust) is a Delaware statutory trust which operates as a commodity investment pool. The Trust engages in the speculative trading of futures contracts and forward contracts.

        B.      Regulation

                The Trust is a registrant with the Securities and Exchange Commission (SEC) pursuant to the Securities Exchange Act of 1934 (the Act). As a registrant, the Trust is subject to the regulations of the SEC and the informational requirements of the Act. As a commodity investment pool, the Trust is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Trust executes transactions. Additionally, the Trust is subject to the requirements of futures commission merchants (brokers) and interbank market makers through which the Trust trades.

        C.      Method of Reporting

                The Trust's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Trust's management. Investment transactions are accounted for on the trade date. Gains or losses are realized when contracts are liquidated. Unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the statement of financial condition as a net gain or loss, as there exists a right of offset of unrealized gains or losses in accordance with Financial Accounting Standards Board Interpretation No. 39 - "Offsetting of Amounts Related to Certain Contracts." The market value of futures (exchange-traded) contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of the last business day of the reporting period. The market value of forward (non-exchange traded) contracts is extrapolated on a forward basis from the spot prices quoted as of 5:00 P.M. (E.T.) of the last business day of the reporting period. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. Brokerage commissions include other trading fees and are charged to expense when contracts are opened. United States government securities are stated at cost plus accrued interest, which approximates market value.

                For purposes of both financial reporting and calculation of redemption value, Net Asset Value per unit is calculated by dividing Net Asset Value by the number of units outstanding.

        D.      Cash and Cash Equivalents

                Cash and cash equivalents includes cash and short-term time deposits held at financial institutions.

                             THE CAMPBELL FUND TRUST
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)


Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        E.      Income Taxes

                The Trust prepares calendar year U.S. and applicable state information tax returns and reports to the unitholders their allocable shares of the Trust's income, expenses and trading gains or losses.

        F.      Foreign Currency Transactions

                The Trust's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.


Note 2. MANAGING OPERATOR AND COMMODITY TRADING ADVISOR

        The managing operator of the Trust is Campbell & Company, Inc. (Campbell & Company), which conducts and manages the business of the Trust. Campbell & Company is also the commodity trading advisor of the Trust.

        The Trust pays the managing operator a monthly management fee equal to 1/3 of 1% (4% annually) of the Net Assets (as defined in the Declaration of Trust and Trust Agreement) of the Trust as of the end of each month and a quarterly performance fee equal to 20% of the aggregate cumulative appreciation in Net Asset Value per Unit (as defined) exclusive of appreciation attributable to interest income.

Note 3. TRUSTEE

        The trustee of the Trust is Delaware Trust Capital Management, Inc, a Delaware banking corporation. The trustee has delegated to the managing operator the duty and authority to manage the business and affairs of the Trust and has only nominal duties and liabilities with respect to the Trust.

Note 4. DEPOSITS WITH BROKER

        The Trust deposits assets with ABN AMRO Incorporated to act as broker, subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of U.S. Treasury bills and cash with such broker. The Trust pays interest if deposits are below required levels and earns interest income on excess deposits with the broker.

                             THE CAMPBELL FUND TRUST
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)

Note 5. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

                Investments in the Trust are made by subscription agreement, subject to acceptance by the managing operator. Effective July 1, 2003 and January 1, 2003, additions of $12,720,329 and $36,947,638, respectively, were made to the Trust. At June 30, 2003, amounts received by the Trust from prospective Unitholders who were not admitted to the Trust effective July 1, 2003 by the managing operator totaled $25,000. At December 31, 2002, amounts received by the Trust from prospective Unitholders who were not admitted to the Trust effective January 1, 2003 by the managing operator totaled $3,337,000.

                The Trust is not required to make distributions, but may do so at the sole discretion of the managing operator. A Unitholder may request and receive redemption of units owned, subject to restrictions in the Declaration of Trust and Trust Agreement. At June 30, 2003, there were requests for redemptions of $434,511 effective July 1, 2003. At December 31, 2002, there were requests for redemptions of $984,977 effective January 1, 2003.

Note 6. TRADING ACTIVITIES AND RELATED RISKS

                The Trust engages in the speculative trading of U.S. and foreign futures contracts and forward contracts (collectively, "derivatives"). The Trust is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

                Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

                The amount of required margin and good faith deposits with the broker and interbank market makers usually range from 10% to 30% of Net Asset Value. The market value of securities held to satisfy such requirements at June 30, 2003 and December 31, 2002 were $187,266,675 and $116,065,951, respectively, which equals 70% and 81% of Net Asset Value, respectively. The cash deposited with interbank market makers at June 30, 2003 and December 31, 2002 were $74,116,766 and $17,326,794, respectively, which equals 28% and 12% of Net Asset Value, respectively. These amounts are included in cash and cash equivalents.

                The Trust trades forward contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward contracts typically involves delayed cash settlement.

                The Trust has a substantial portion of its assets on deposit with financial institutions. In the event of a financial institution's insolvency, recovery of Trust assets on deposit may be limited to account insurance or other protection afforded such deposits.

                             THE CAMPBELL FUND TRUST
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)

Note 6. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Trust is exposed to a market risk equal to the notional contract value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

        The unrealized gain (loss) on open futures and forward contracts is comprised of the following:

                                                     Futures Contracts                    Forward Contracts
                                                     (exchange traded)                  (non-exchange traded)


                                                June 30,         December 31,        June 30,         December 31,
                                                  2003               2002              2003               2002
                                                  ----               ----              ----               ----
                Gross unrealized gains         $   952,384      $  3,302,917      $  24,561,454      $  12,818,638
                Gross unrealized losses         (5,143,019)       (1,016,341)       (20,765,948)       (10,717,663)
                                               ------------     ------------      -------------      -------------
                Net unrealized gain (loss)     $(4,190,635)     $  2,286,576      $   3,795,506      $   2,100,975
                                               ============     ============      =============      =============

        Open contracts generally mature within three months; as of June 30, 2003, the latest maturity date for open futures contracts is March 2004, and the latest maturity date for open forward contracts is September 2003. However, the Trust intends to close all contracts prior to maturity.

        Campbell & Company has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. Campbell & Company's basic market risk control procedures consist of continuously monitoring open positions, diversification of the portfolio and maintenance of a margin-to-equity ratio that rarely exceeds 30%. Campbell & Company seeks to minimize credit risk primarily by depositing and maintaining the Trust's assets at financial institutions and brokers which Campbell & Company believes to be creditworthy. The unitholders bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 7. INTERIM FINANCIAL STATEMENTS

        The statement of financial condition as of June 30, 2003, including the June 30, 2003 condensed schedule of investments, the statements of operations for the three months and six months ended June 30, 2003 and 2002, and the statements of cash flows and changes in unitholders' capital (Net Asset Value) for the six months ended June 30, 2003 and 2002 are unaudited. In the opinion of management, such financial statements reflect all adjustments, which were of a normal and recurring nature, necessary for a fair presentation of financial position as of June 30, 2003, the results of operations for the three months and six months ended June 30, 2003 and 2002, and cash flows for the six months ended June 30, 2003 and 2002.

                             THE CAMPBELL FUND TRUST
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)


Note 8. FINANCIAL HIGHLIGHTS

        The following information presents per unit operating performance data and other supplemental financial data for the three months and six months ended June 30, 2003 and 2002. This information has been derived from information presented in the financial statements.

                                                                        Three months ended           Six months ended
                                                                             June 30,                    June 30,
                                                                       2003          2002          2003           2002
                                                                    (Unaudited)   (Unaudited)   (Unaudited)    (Unaudited)
                                                                    -----------   -----------   -----------    -----------
           PER UNIT PERFORMANCE
           (for a unit outstanding throughout the entire period)

           Net asset value per unit at beginning of period             $2,069.10   $  1,560.66      $1,874.93    $ 1,635.73
                                                                       ---------   -----------      ---------    ----------
           Income from operations:
                  Net realized and change in unrealized gain
                      from trading (2), (3)                               109.14        124.49         352.90         59.02
                  Expenses net of interest income (1), (3)                (34.14)        (9.78)        (83.73)       (19.38)
                                                                       ---------   -----------      ----------   ----------
                         Total income from operations                      75.00        114.71         269.17         39.64
                                                                       ---------   -----------      ----------   ----------
           Net asset value per unit at end of period                   $2,144.10     $1,675.37      $2,144.10     $1,675.37
                                                                       =========   ===========      =========     =========
           TOTAL RETURN (4)                                                 3.62 %        7.35 %        14.36 %        2.42 %
                                                                       =========   ===========      =========    ==========
           SUPPLEMENTAL DATA

           Ratios to average net asset value:
                  Expenses prior to performance fee (1), (5)               (4.07)%       (4.07)%        (4.08)%       (4.02)%
                  Performance fee (5)                                      (3.37)%        0.00 %        (4.88)%        0.00 %
                                                                       ---------   -----------      ---------    ----------
                          Total expenses (1), (5)                          (7.44)%       (4.07)%        (8.96)%       (4.02)%
                                                                       =========   ===========      =========    ==========
                  Expenses net of interest income (1), (5), (6)            (2.98)%       (2.48)%        (3.00)%       (2.42)%
                                                                       =========   ===========      =========    ==========

        Total returns are calculated based on the change in value of a unit during the period. An individual unitholder's total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

-----------------
        (1) Excludes brokerage commissions and other trading fees paid directly to the broker.
        (2) Includes brokerage commissions and other trading fees paid directly to the broker.
        (3) Expenses net of interest income per unit is calculated by dividing the expenses net of interest income by the average number of units outstanding during the period. The net realized and change in unrealized gain from trading is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information.
        (4)     Not annualized
        (5)     Annualized
        (6)     Excludes performance fee

                    ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

                          CERTIFIED PUBLIC ACCOUNTANTS

                                 (410) 771-0001

                               FAX (410) 785-9784

Member:

American Institute of Certified Public Accountants                                                                Suite 200

   SEC Practice Section                                                                            201 International Circle

Maryland Association of Certified Public Accountants                                           Hunt Valley, Maryland  21030


                          INDEPENDENT AUDITOR'S REPORT


To the Unitholders
The Campbell Fund Trust


We have audited the accompanying statements of financial condition of The Campbell Fund Trust as of December 31, 2002 and 2001, including the December 31, 2002 condensed schedule of investments, and the related statements of operations, cash flows and changes in unitholders' capital (net asset value) for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Campbell Fund Trust as of December 31, 2002 and 2001, and the results of its operations, cash flows and the changes in its net asset values for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/ Arthur F. Bell, Jr. & Associates, L.L.C.



Hunt Valley, Maryland
January 11, 2003

                             THE CAMPBELL FUND TRUST
                        STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2002 and 2001





                                                                                        2002                  2001
                                                                                        ----                  ----
ASSETS
    Equity in broker trading accounts
       Cash                                                                        $    4,746,830        $    5,006,361
       United States government securities                                             65,117,609            24,911,862
       Unrealized gain (loss) on open contracts                                         2,286,576              (198,763)
                                                                                   --------------        --------------

              Deposits with broker                                                     72,151,015            29,719,460

    Cash and cash equivalents                                                          54,711,968            21,090,654
    United States government securities                                                50,948,342            20,968,883
    Unrealized gain on open forward contracts                                           2,100,975             3,363,809
    Subscription receivable                                                                     0                24,405
                                                                                   --------------        --------------

              Total assets                                                           $179,912,300        $   75,167,211
                                                                                   ==============        ==============

LIABILITIES
    Accounts payable                                                               $       36,694        $       19,600
    Commissions and other trading fees
       on open contracts                                                                   31,942                16,311
    Management fee                                                                        477,171               231,217
    Prepaid subscriptions                                                              33,355,435             5,622,763
    Subscription deposits                                                               3,337,000                     0
    Redemptions payable                                                                         0               143,389
                                                                                   --------------        --------------

              Total liabilities                                                        37,238,242             6,033,280
                                                                                   --------------        --------------

UNITHOLDERS' CAPITAL (NET ASSET VALUE)
    Managing Operator - 20.360 units outstanding
       at December 31, 2002 and 2001                                                       38,174                33,303
    Other Unitholders - 76,075.368 and 42,244.587 units
       outstanding at December 31, 2002 and 2001                                      142,635,884            69,100,628
                                                                                   --------------        --------------

              Total unitholders' capital
                 (Net Asset Value)                                                    142,674,058            69,133,931
                                                                                   --------------        --------------

                                                                                   $  179,912,300        $   75,167,211
                                                                                   ==============        ==============


                             See accompanying notes.

                             THE CAMPBELL FUND TRUST
                        CONDENSED SCHEDULE OF INVESTMENTS
                                December 31, 2002


UNITED STATES GOVERNMENT SECURITIES

                                                                                                            % of Net
    Face Value      Description                                                           Value            Asset Value
    ----------      -----------                                                           -----            -----------
    $31,000,000     U.S. Treasury Bill, 02/20/03                                    $  30,949,195            21.69 %
     21,000,000     U.S. Treasury Bill, 02/13/03                                       20,970,276            14.70 %
     20,500,000     U.S. Treasury Bill, 03/27/03                                       20,444,095            14.33 %
     20,000,000     U.S. Treasury Bill, 01/02/03                                       19,999,147            14.02 %
      8,750,000     U.S. Treasury Bill, 03/13/03                                        8,729,637             6.12 %
      8,500,000     U.S. Treasury Bill, 02/20/03                                        8,485,951             5.95 %
      6,500,000     U.S. Treasury Bill, 02/27/03                                        6,487,650             4.54 %
                                                                                    -------------         ----------
                    TOTAL UNITED STATES GOVERNMENT SECURITIES
                        (COST, INCLUDING ACCRUED INTEREST, - $116,065,951)          $ 116,065,951            81.35 %
                                                                                    =============         ==========

LONG FUTURES CONTRACTS

                                                                                                            % of Net
                    Description                                                           Value            Asset Value
                    -----------                                                           -----            -----------
                    Agricultural                                                    $       5,080             0.00 %
                    Energy                                                               (328,439)           (0.23)%
                    Long-term interest rates                                            1,014,901             0.71 %
                    Metals                                                                407,788             0.29 %
                    Short-term interest rates                                             687,889             0.48 %
                    Stock indices                                                         (57,729)           (0.04)%
                                                                                    -------------         ----------
                    TOTAL LONG FUTURES CONTRACTS                                    $   1,729,490             1.21 %
                                                                                    -------------         ----------

SHORT FUTURES CONTRACTS

                                                                                                            % of Net
                    Description                                                           Value            Asset Value
                    -----------                                                           -----            -----------
                    Agricultural                                                    $     326,775             0.23 %
                    Metals                                                                  7,377             0.01 %
                    Stock indices                                                         222,934             0.15 %
                                                                                    -------------         ----------
                    TOTAL SHORT FUTURES CONTRACTS                                   $     557,086             0.39 %
                                                                                    -------------         ----------
                    TOTAL FUTURES CONTRACTS                                         $   2,286,576             1.60 %
                                                                                    =============         ==========

LONG FORWARD CURRENCY CONTRACTS

                                                                                                            % of Net
                    Description                                                           Value            Asset Value
                    -----------                                                           -----            -----------
                    Various long forward currency contracts                         $  12,181,898             8.54 %
                                                                                    -------------         ----------

SHORT FORWARD CURRENCY CONTRACTS

                                                                                                            % of Net
     Amount         Description                                                           Value            Asset Value
     ------         -----------                                                           -----            -----------
   $233,800,000     Swiss Francs, 03/19/03                                          $  (9,144,155)           (6.41)%
                    Other short forward currency contracts                               (936,768)           (0.66)%
                                                                                    -------------         ----------
                    TOTAL SHORT FORWARD CURRENCY CONTRACTS                          $ (10,080,923)           (7.07)%
                                                                                    -------------         ----------
                    TOTAL FORWARD CURRENCY CONTRACTS                                $   2,100,975             1.47 %
                                                                                    =============         ==========


                             See accompanying notes.

                             THE CAMPBELL FUND TRUST
                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2002, 2001 and 2000




                                                                       2002                2001               2000
                                                                       ----                ----               ----
INCOME
    Futures trading gains (losses)
       Realized                                                      $12,034,345       $  1,725,160        $  1,601,048
       Change in unrealized                                            2,485,339         (1,921,531)          1,197,297
                                                                   -------------      -------------       -------------

              Gain (loss) from futures trading                        14,519,684           (196,371)          2,798,345
                                                                   -------------      -------------       -------------

    Forward trading gains (losses)
       Realized                                                        6,956,076            884,232           1,093,084
       Change in unrealized                                           (1,262,834)         3,396,527            (241,242)
                                                                   -------------      -------------       -------------

              Gain from forward trading                                5,693,242          4,280,759             851,842
                                                                   -------------      -------------       -------------

    Interest income                                                    1,544,116          1,649,500           1,441,618
                                                                   -------------      -------------       -------------

              Total income                                            21,757,042          5,733,888           5,091,805
                                                                   -------------      -------------       -------------

EXPENSES
    Brokerage commissions                                                537,247            308,657             181,747
    Management fee                                                     3,959,969          1,946,431           1,011,862
    Performance fee                                                    3,224,518            544,513             386,902
    Operating expenses                                                    61,493             42,315              27,619
                                                                   -------------      -------------       -------------

              Total expenses                                           7,783,227          2,841,916           1,608,130
                                                                   -------------      -------------       -------------

              NET INCOME                                             $13,973,815       $  2,891,972        $  3,483,675
                                                                   =============      =============       =============

NET INCOME PER MANAGING
OPERATOR AND OTHER UNITHOLDER
UNIT
    (based on weighted average number of
    units outstanding during the period)                             $    247.02       $      95.31        $     196.68
                                                                   -------------      -------------       -------------

INCREASE IN NET ASSET
VALUE PER MANAGING OPERATOR
AND OTHER UNITHOLDER UNIT                                            $    239.20       $      92.04        $     180.66
                                                                   -------------      -------------       -------------




                             See accompanying notes.

                             THE CAMPBELL FUND TRUST
                            STATEMENTS OF CASH FLOWS
                        December 31, 2002, 2001 and 2000




                                                                       2002                2001               2000
                                                                       ----                ----               ----
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES
   Net income                                                       $ 13,973,815      $   2,891,972        $  3,483,675
      Adjustments to reconcile net income to
         net cash (for) operating activities
             Net change in unrealized                                 (1,222,505)        (1,474,996)           (956,055)
             Increase (decrease) in accounts payable
                and accrued expenses                                     278,679           (248,094)            445,896
             Net (purchases) of investments in
                United States government securities                  (70,185,206)       (29,120,005)         (3,317,686)
             Decrease in other assets                                          0                   0                583
                                                                    ------------      -------------        ------------

                   Net cash (for) operating activities               (57,155,217)       (27,951,123)           (343,587)
                                                                    ------------      -------------        ------------

CASH FLOWS FROM (FOR) FINANCING ACTIVITIES
   Addition of units                                                  66,865,293         37,478,311          14,104,240
   (Increase) decrease in subscriptions receivable                        24,405            (24,405)                  0
   Increase in subscription deposits                                   3,337,000                  0                   0
   Increase (decrease) in prepaid subscriptions                       27,732,672          4,789,715            (279,952)
   Redemption of units                                                (7,298,981)        (2,791,471)         (3,041,171)
   Increase (decrease) in redemptions payable                           (143,389)           143,389                   0
                                                                    ------------      -------------        ------------

                   Net cash from financing activities                 90,517,000         39,595,539          10,783,117
                                                                    ------------      -------------        ------------

Net increase in cash and cash equivalents                             33,361,783         11,644,416          10,439,530

CASH AND CASH EQUIVALENTS
   Beginning of year                                                  26,097,015         14,452,599           4,013,069
                                                                    ------------      -------------        ------------

   End of year                                                      $ 59,458,798      $  26,097,015        $ 14,452,599
                                                                    ============       ============        ============

End of year cash and cash equivalents consists of:
   Cash in broker trading accounts                                  $  4,746,830      $   5,006,361        $  7,606,269
   Cash and cash equivalents                                          54,711,968         21,090,654           6,846,330
                                                                    ------------      -------------        ------------

                   Total end of year cash and
                       cash equivalents                             $ 59,458,798      $  26,097,015        $ 14,452,599
                                                                    ============      =============        ============


                             See accompanying notes.

                            THE CAMPBELL FUND TRUST
        STATEMENTS OF CHANGES IN UNITHOLDERS' CAPITAL (NET ASSET VALUE)
                        For the Years Ended December 31,
                              2002, 2001 and 2000

                                                                                    Unitholders' Capital
                                                  Total             ----------------------------------------------------
                                                Number of            Managing              Other
                                                  Units              Operator           Unitholders            Total
                                                  -----              --------           -----------            -----
Balances at
    December 31, 1999                           12,478.331               $27,751      $  16,980,624       $  17,008,375
Net income for the year
    ended December 31, 2000                                                3,678          3,479,997           3,483,675
Additions                                       10,125.544                     0         14,104,240          14,104,240
Redemptions                                     (2,162.459)                    0         (3,041,171)         (3,041,171)
                                              ------------          ------------    ---------------     ---------------
Balances at
    December 31, 2000                           20,441.416                31,429         31,523,690          31,555,119
Net income for the year
    ended December 31, 2001                                                1,874          2,890,098           2,891,972
Additions                                       23,536.321                     0         37,478,311          37,478,311
Redemptions                                     (1,712.790)                    0         (2,791,471)         (2,791,471)
                                              ------------          ------------    ---------------     ---------------
Balances at
    December 31, 2001                           42,264.947                33,303         69,100,628          69,133,931
Net income for the year
    ended December 31, 2002                                                4,871         13,968,944          13,973,815
Additions                                       38,309.344                     0         66,865,293          66,865,293
Redemptions                                     (4,478.563)                    0         (7,298,981)         (7,298,981)
                                              ------------          ------------    ---------------     ---------------
Balances at
    December 31, 2002                           76,095.728               $38,174       $142,635,884        $142,674,058
                                              ============          ============    ===============     ===============


                                                    Net Asset Value Per Managing Operator and Other Unitholder Unit
                                                    ---------------------------------------------------------------
                                                                              December 31,
                                                           2002                   2001                   2000
                                                           ----                   ----                   ----
                                                         $1,874.93              $1,635.73              $1,543.69
                                                         =========              =========              =========



                             See accompanying notes.

                             THE CAMPBELL FUND TRUST
                          NOTES TO FINANCIAL STATEMENTS




Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A.      General Description of the Trust

                The Campbell Fund Trust (the Trust) is a Delaware business trust which operates as a commodity investment pool. The Trust engages in the speculative trading of futures contracts and forward contracts. It is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Trust executes transactions. Additionally, the Trust is subject to the requirements of Futures Commission Merchants (brokers) and interbank market makers through which the Trust trades.

        B.      Method of Reporting

                The Trust's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Trust's management. Investment transactions are accounted for on the trade date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts (the difference between contract trade price and market price) are reported in the statement of financial condition as a net gain or loss, as there exists a right of offset of unrealized gains or losses in accordance with Financial Accounting Standards Board Interpretation No. 39 - "Offsetting of Amounts Related to Certain Contracts." The market value of futures (exchange-traded) contracts is determined by the various futures exchanges, and reflect the settlement price for each contract as of the close of the last business day of the reporting period. The market value of forward (non-exchange-traded) contracts is extrapolated on a forward basis from the spot prices quoted as of 5:00 P.M. (E.T.) of the last business day of the reporting period. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. United States government securities are stated at cost plus accrued interest, which approximates market value.

                For purposes of both financial reporting and calculation of redemption value, Net Asset Value per unit is calculated by dividing Net Asset Value by the number of outstanding units.

        C.      Cash and Cash Equivalents

                Cash and cash equivalents includes cash and commercial paper held at financial institutions.

                             THE CAMPBELL FUND TRUST
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        D.      Brokerage Commissions

                Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

        E.      Income Taxes

                The Trust prepares calendar year U.S. and applicable state information tax returns and reports to the unitholders their allocable shares of the Trust's income, expenses and trading gains or losses.

        F.      Foreign Currency Transactions

                The Trust's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 2. MANAGING OPERATOR AND COMMODITY TRADING ADVISOR

        The Managing Operator of the Trust is Campbell & Company, Inc., which conducts and manages the business of the Trust. The Managing Operator is also the commodity trading advisor of the Trust.

        The Trust pays the Managing Operator a monthly management fee equal to 1/3 of 1% (4% annually) of the Net Assets (as defined in the Declaration of Trust and Trust Agreement) of the Trust as of the end of each month and a quarterly performance fee equal to 20% of the aggregate cumulative appreciation in Net Asset Value per Unit (as defined) exclusive of appreciation attributable to interest income.

Note 3. TRUSTEE

        The Trustee of the Trust is Delaware Trust Capital Management, Inc., a Delaware banking corporation. The Trustee has delegated to the Managing Operator all of the power and authority to manage the business and affairs of the Trust and has only nominal duties and liabilities with respect to the Trust.

                             THE CAMPBELL FUND TRUST
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)




Note 4. DEPOSITS WITH BROKER

        The Trust deposits funds with ABN AMRO Incorporated to act as broker, subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of U.S. Treasury bills and cash with such broker. The Trust pays interest if deposits are below required levels and earns interest on excess deposits with the broker.

Note 5. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

        Investments in the Trust are made by subscription agreement, subject to acceptance by the Managing Operator. Effective January 1, 2003, additions of $36,947,638 were made to the Trust. At December 31, 2002, amounts received by the Trust from prospective Unitholders who were not admitted to the Trust effective January 1, 2003 by the Managing Operator totaled $3,337,000.

        The Trust is not required to make distributions, but may do so at the sole discretion of the Managing Operator. A Unitholder may request and receive redemption of units owned, subject to restrictions in the Declaration of Trust and Trust Agreement. At December 31, 2002, there were requests for redemptions of $984,977 effective January 1, 2003.

Note 6. TRADING ACTIVITIES AND RELATED RISKS

        The Trust engages in the speculative trading of U.S. and foreign futures contracts and forward contracts (collectively, "derivatives"). The Trust is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

        Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

        The Trust trades forward contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward contracts typically involves delayed cash settlement.

                             THE CAMPBELL FUND TRUST
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Note 6. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)

        The Trust has a substantial portion of its assets on deposit with financial institutions in connection with its trading of forward contracts and its cash management activities. In the event of a financial institution's insolvency, recovery of Trust assets on deposit may be limited to account insurance or other protection afforded such deposits.

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Trust is exposed to a market risk equal to the notional contract value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

        The unrealized gain (loss) on open futures and forward contracts is comprised of the following:

                                    FUTURES CONTRACTS              FORWARD CONTRACTS
                                    (EXCHANGE TRADED)            (NON-EXCHANGE TRADED)
                               ---------------------------  -------------------------------
                                     DECEMBER 31,                   DECEMBER 31,
                                  2002            2001            2002             2001
                               ------------   ------------  ---------------   -------------
Gross unrealized gains          $3,302,917       $579,828     $12,818,638       $4,165,317
Gross unrealized losses         (1,016,341)      (778,591)    (10,717,663)        (801,508)
                               ------------   ------------  --------------    -------------
Net unrealized gain (loss)      $2,286,576      ($198,763)     $2,100,975       $3,363,809
                               ============   ============  ==============    =============




        Open contracts generally mature within three months; as of December 31, 2002, the latest maturity date for open futures contracts is September 2003, and the latest maturity date for open forward contracts is March 2003. However, the Trust intends to close all contracts prior to maturity.

        The Managing Operator has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The Unitholders bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

                             THE CAMPBELL FUND TRUST
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



Note 7. FINANCIAL HIGHLIGHTS

        The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2002 and 2001. This information has been derived from information presented in the financial statements.

                                                                                  2002             2001
                                                                                  ----             ----
PER UNIT PERFORMANCE
(for a unit outstanding throughout the entire year)

Net asset value per unit at beginning of year                                   $1,635.73         $1,543.69
                                                                                ---------         ---------
Income from operations:
       Net realized and change in unrealized gain from trading (2), (3)            339.99            121.16
       Expenses net of interest income (1), (3)                                   (100.79)           (29.12)
                                                                                ---------         ---------
              Total income from operations                                         239.20             92.04
                                                                                ---------         ---------
Net asset value per unit at end of year                                         $1,874.93         $1,635.73
                                                                                =========         =========
TOTAL RETURN                                                                        14.62 %            5.96 %
                                                                                =========         =========
SUPPLEMENTAL DATA

Ratios to average net asset value:
       Expenses prior to performance fee (4)                                         4.10 %            4.11 %
       Performance fee                                                               3.29 %            1.12 %
                                                                                ---------         ---------
              Total expenses (1)                                                     7.39 %            5.23 %
                                                                                =========         =========
       Expenses net of interest income (4)                                          (2.52)%           (0.70)%
                                                                                =========         =========


Total returns are calculated based on the change in value of a unit during the year. An individual unitholder's total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.


-----------------
(1)     Excludes brokerage commissions and other trading fees.
(2)     Includes brokerage commissions and other trading fees.
(3) Expenses net of interest income per unit is calculated by dividing expenses net of interest income by the average number of units outstanding during the year. Net realized and change in unrealized gain from trading is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information.
(4)     Excludes brokerage commissions, other trading fees and performance fee.

                            CAMPBELL & COMPANY, INC.
                                  BALANCE SHEET
                                  June 30, 2003
                                   (Unaudited)


ASSETS
    Current assets
       Cash and cash equivalents                                                                  $  53,430,133
       Accounts receivable
           Advisory and performance fees                                                             44,745,086
           Receivable from Campbell Strategic Allocation Fund, L.P.                                   8,624,723
           Other receivables                                                                            182,375
                                                                                                  -------------

              Total current assets                                                                  106,982,317
                                                                                                  -------------

    Property and equipment
       Furniture and office equipment                                                                 4,977,682
       Leasehold improvements                                                                           344,732
                                                                                                  -------------

                                                                                                      5,322,414
       Less accumulated depreciation and amortization                                                (2,871,181)
                                                                                                  -------------

              Total property and equipment                                                            2,451,233
                                                                                                  -------------

    Other assets
       Cash surrender value of life insurance,
           net of policy loans of $239,257                                                              294,554
       Investments in sponsored funds                                                                33,662,679
       Other                                                                                         28,706,615
                                                                                                  -------------

              Total assets                                                                        $ 172,097,398
                                                                                                  =============

LIABILITIES
    Current liabilities
       Accounts payable and accrued expenses                                                      $  68,888,046

    Subordinated debt                                                                                72,000,000
    Capital stock subject to repurchase, at current redemption value                                  2,064,995
                                                                                                  -------------

              Total liabilities                                                                     142,953,041
                                                                                                  -------------


STOCKHOLDERS' EQUITY

    Retained earnings                                                                                29,144,357
                                                                                                  -------------


              Total liabilities and stockholders' equity                                          $ 172,097,398
                                                                                                  =============



           THE INVESTOR WILL NOT RECEIVE ANY INTEREST IN THIS COMPANY.



                             See accompanying notes.

                            CAMPBELL & COMPANY, INC.
                             NOTES TO BALANCE SHEET




Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A.      General

                Campbell and Company, Inc. (the Company) is incorporated in Maryland and earns fees as a Commodity Trading Advisor registered with and subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government, which regulates most aspects of the commodity futures industry. It is also subject to the rules of the National Futures Association, an industry self-regulatory organization. Additionally, the Company is subject to the requirements of interbank market makers through which the Company trades.

                The Company's balance sheet is presented in accordance with accounting principles generally accepted in the United States of America. The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates, and such differences may be material to the financial statements.

        B.      Cash and Cash Equivalents

                Cash and cash equivalents consist of cash, commercial paper, certificates of deposit and money market mutual funds readily convertible into cash.

        C.      Revenue Recognition

                Advisory and management fees accrue monthly based on a percentage of assets under management. Performance fees may be earned by achieving defined performance objectives. Performance fees are accrued when the conditions of the applicable performance fee agreements are satisfied.

        D.      Property and Equipment

                Property and equipment are stated at cost. Depreciation and amortization is provided for over the estimated useful lives of the assets using straight-line and accelerated methods. Such lives range from 3 to 39 years.

        E.      Investments in Sponsored Funds


                Investments in sponsored funds are marked to market at their reported net asset values at the balance sheet date, in accordance with the equity method.

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)




Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        (CONTINUED)

        F.      Income Taxes

                The Company has elected S corporation status under the Internal Revenue Code, pursuant to which the Company does not pay U.S. or Maryland income taxes. The Company is subject to state income taxes in certain states in which it conducts business and adequate provision for such is provided for in the financial statements. The Company's taxable income is taxable to the stockholders on an individual basis.

Note 2. INVESTMENTS IN SPONSORED FUNDS


        Investments in sponsored funds consist of the following as of June 30, 2003:

                  Campbell Strategic Allocation Fund, L.P.                                         $23,286,620
                  Rampant Investments, L.P.                                                          4,634,258
                  Campbell Long/Short Equity Investment Fund L.L.C.                                  3,403,984
                  Campbell Alternative Asset Trust                                                   1,847,295
                  Campbell Financial Futures Fund Limited Partnership                                  446,868
                  The Campbell Fund Trust                                                               43,654
                                                                                               ---------------

                      Total                                                                        $33,662,679
                                                                                               ===============

        In addition to its investments in these sponsored funds, the Company has General Partner, Managing Owner, Managing Member, or Managing Operator responsibilities with regards to the following:

        Campbell Strategic Allocation Fund, L.P.

        The Company is the General Partner and trading manager of Campbell Strategic Allocation Fund, L.P. (Strategic). As General Partner, the Company receives from Strategic a monthly brokerage fee and quarterly performance fee. Such fees represented approximately 46% of the Company's revenues for the six months ended June 30, 2003. Included in advisory and performance fees receivable at June 30, 2003 is approximately $22,812,375 due from Strategic for such fees.

        Summarized financial information with respect to Strategic as of June 30, 2003 is as follows:

                  Balance Sheet Data
                     Assets                                                                     $2,357,002,508
                     Liabilities                                                                   (41,693,679)
                                                                                             -----------------

                         Net Asset Value                                                        $2,315,308,829
                                                                                             =================

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)



Note 2.    INVESTMENTS IN SPONSORED FUNDS (CONTINUED)


        Campbell Strategic Allocation Fund, L.P. (Continued)

        The Company has committed to maintaining an investment in Strategic equal to at least 1% of the net aggregate capital contributions of all partners. The Company, as General Partner, had contributed capital of $17,577,060 as of June 30, 2003 to Strategic. The Company is further bound by Strategic's Amended Agreement of Limited Partnership to maintain net worth equal to at least 5% of the capital contributed by all the limited partnerships for which the Company acts as General Partner. The minimum net worth shall in no case be less than $50,000 nor shall net worth in excess of $1,000,000 be required.

        In accordance with Strategic's Amended Agreement of Limited Partnership, as General Partner, the Company advances the costs incurred in connection with Strategic's continuous offerings. The Company is reimbursed such advanced amounts by Strategic in approximately 30 equal installments monthly during the continuous offering. In no event shall the Company be entitled to receive reimbursement in an amount greater than 2.5% of the aggregate subscriptions accepted during the initial and continuous offerings combined. The Company reflects a receivable of $1,087,220 as of June 30, 2003 from Strategic for offering costs due to be reimbursed. Such amount is included in Receivable from Campbell Strategic Allocation Fund, L.P. in the balance sheet. The remaining unreimbursed offering costs of $9,497,332 as of June 30, 2003 is included in Other assets in the balance sheet. This amount is carried on the Company's books as an asset because of the probable future economic benefit to be obtained from the eventual receipt from Strategic of these reimbursements, even though Strategic is not liable for this amount at the current time. The Company recognizes the newly recalculated amount due from Strategic each month as a receivable, which reduces the balance remaining as an Other asset. The Company analyzes the value of the remaining Other asset on its balance sheet on a quarterly basis to ensure that the carrying value is an accurate estimate of what the Company can expect to receive over time, and expenses any excess value on its books.

        The Company also pays, up-front, a 4% commission to selling agents for Strategic. The Company is then reimbursed by Strategic for this cost, over twelve months, through a brokerage fee which is based on the monthly net asset value of Strategic. As of June 30, 2003, $26,342,720 in selling agent commissions is subject to future reimbursement, of which $7,537,503 is included in Receivable from Campbell Strategic Allocation Fund, L.P. and $18,805,217 is included in Other assets in the balance sheet.

        In the event Strategic terminates prior to the completion of any reimbursement of the aforementioned costs, the Company will not be entitled to any additional reimbursement from Strategic.

        Campbell Alternative Asset Trust

        The Company is the Managing Owner and trading manager of Campbell Alternative Asset Trust ("CAAT"), which began operations on October 1, 2001. The Trustee of CAAT has delegated to the Managing Owner all of the power and authority to manage the business affairs of CAAT. The Net Asset Value of CAAT as of June 30, 2003 totaled $31,196,909.

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)



Note 2. INVESTMENTS IN SPONSORED FUNDS (CONTINUED)


        Campbell Alternative Asset Trust (Continued)

        The Company has committed to maintaining an investment in CAAT equal to at least 1% of the total capital accounts of CAAT. The Company's capital account balance as of June 30, 2003 was $1,847,295. The Company is further bound by CAAT's Third Amended and Restated Declaration of Trust and Trust Agreement to maintain net worth equal to at least $1,000,000.


        As Managing Owner, the Company has agreed to advance funds to CAAT necessary to pay organization and offering costs related to CAAT's initial and continuous offerings. The Company is reimbursed such amounts by CAAT at the rate of 0.9% per annum of CAAT's net assets. The Company reflects a receivable of $15,621 as of June 30, 2003 from CAAT for offering costs due to be reimbursed. This amount is included in Other receivables in the balance sheet. The remaining unreimbursed offering costs of $147,443 as of June 30, 2003 is included in Other assets in the balance sheet. This amount is carried on the Company's books as an asset because of the probable future economic benefit to be obtained from the eventual receipt from CAAT of these reimbursements, even though CAAT is not liable for this amount at the current time. In the event CAAT terminates prior to the completion of any reimbursement of the offering costs, the Company will not be entitled to any additional reimbursement from CAAT. The Company analyzes the value of the unreimbursed organization and offering costs on its balance sheet on a quarterly basis to ensure that the carrying value is an accurate estimate of what the Company can expect to receive over time, and expenses any excess value on its books.

        Rampant Investments, L.P.

        The Company acts as General Partner of Rampant Investments, L.P. (Rampant). The Net Asset Value of Rampant as of June 30, 2003 totaled $10,147,291.

        Campbell Long/Short Equity Investment Fund, L.L.C.

        The Company acts as Managing Member of Campbell Long/Short Equity Investment Fund, L.L.C. ("LSE"), which began operations on July 2, 2001. The Net Asset Value of LSE as of June 30, 2003 totaled $11,775,181.

        As Managing Member, the Company has agreed to advance funds to LSE necessary to pay organization and offering costs related to LSE's initial offerings. Beginning in July 2002, the Company is reimbursed such amounts by LSE at the rate of .5% per annum of LSE's month-end net assets. The unreimbursed organization and offering costs of $80,783 as of June 30, 2003 are included in Other assets in the balance sheet. This amount is carried on the Company's books as an asset because of the probable future economic benefit to be obtained from the eventual receipt from LSE of these reimbursements, even though LSE is not liable for this amount at the current time. In the event LSE terminates prior to the completion of any reimbursement of such costs, the Company will not be entitled to any additional reimbursement from LSE. The Company analyzes the value of the unreimbursed organization and offering costs on its balance sheet on a quarterly basis to ensure that the carrying value is an accurate estimate of what the Company can expect to receive over time, and expenses any excess value on its books.

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)



Note 2. INVESTMENTS IN SPONSORED FUNDS (CONTINUED)


        Campbell Financial Futures Fund Limited Partnership

        The Company acts as Co-General Partner of Campbell Financial Futures Fund Limited Partnership (Financial Futures). The Net Asset Value of Financial Futures as of June 30, 2003 totaled $48,352,063.

        The Campbell Fund Trust

        The Company is the Managing Operator of The Campbell Fund Trust (the Trust). The Trustee of the Trust has delegated to the Managing Operator all of the power and authority to manage the business affairs of the Trust. The Net Asset Value of the Trust as of June 30, 2003 totaled $265,787,214.


Note 3. TRADING ACTIVITIES AND RELATED RISKS


        The sponsored funds for which the Company is either the sole General Partner, Co-General Partner, Managing Owner, Managing Member, or Managing Operator engage in the speculative trading of U.S. and foreign futures contracts, forward contracts and other derivative contracts (collectively, "derivatives"). The sponsored funds are exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract. The sponsored funds also trade forward contracts in unregulated markets between principals and assume the risk of loss from counterparty nonperformance.

        Certain sponsored funds engage in the trading of securities which are typically traded on an exchange or in the over-the-counter market. Such sponsored funds also sell securities not owned at the time of sale (a "short sale"). Risks arise from short sales due to the possible illiquidity of the securities markets and from potential adverse movements in security values. Theoretically, short sales expose such sponsored funds and the Company to potentially unlimited liability as the funds' ultimate obligation to purchase a security sold short may exceed the amount recorded in its balance sheet.

        The Company maintains a large portion of its cash and cash equivalents with one financial institution. At times, the balance on deposit may be in excess of available federal deposit insurance. In the event of the financial institution's insolvency, recovery of Company assets on deposit may be limited to account insurance or other protection afforded such deposits.

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the sponsored funds and the Company, as General Partner, Managing Owner, Managing Member, or Managing Operator of the sponsored funds, are exposed to a market risk equal to the notional contract value of derivatives purchased and unlimited liability on derivatives sold short.

        The Company has established procedures to actively monitor the market risk and minimize the credit risk of such sponsored funds.

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)




Note 4. CAPITAL STOCK SUBJECT TO REPURCHASE

        The Company has entered into agreements with its stockholders which stipulate that upon the death or disability of a stockholder or upon the retirement or termination of a stockholder's employment with the Company, the Company will purchase the stockholders' capital stock at an amount equal to that shareholder's proportionate share of ownership of the net book asset value of the Company, excluding the retained earnings of the Company accumulated over the past twelve (12) months. Such redemption value shall be determined as of the last day of the calendar quarter immediately preceding the calendar month in which the terminating event occurred. The redemption value of all capital stock has been reclassified from retained earnings to liabilities ("Capital stock subject to repurchase, at current redemption value") within the balance sheet. The change in redemption value of the capital stock between periods, if any, is recognized as compensation expense in the statement of operations.

        Capital stock subject to repurchase consists of:

           Capital stock
               Class A voting, no par, $100 stated value; 2,500 shares
                  authorized; 105 shares issued
                  and outstanding                                                              $   10,500
               Additional paid in capital, attributable to those shares                            46,668
               Retained earnings, attributable to those shares                                  2,007,827
                                                                                               ----------

                                                                                               $2,064,995
                                                                                               ==========

Note 5. SUBORDINATED DEBT

        The Company entered into an amended and restated working capital agreement with its stockholders in January 2001. This agreement provides for the issuance of unsecured notes to the Company which are subordinated to any future borrowings of the Company. Effective January 1, 2002, interest on any notes issued in accordance with this agreement is payable annually at a rate of 12.0%. Prior to this date, the rate was 8.00%. Any unpaid principal balance is due on the sixth anniversary date of the commencement date of each note, or if sooner, five years after a stockholder (a noteholder) ceases to be in the employ of the Company. At June 30, 2003, $72,000,000 was outstanding under this agreement. Under the terms of the notes, $8,900,000, $40,100,000 and $23,000,000 is due to be repaid in 2007, 2008 and 2009, respectively.

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)


Note 6. LEASE OBLIGATION

        The Company leases office facilities under agreements which provide for minimum base annual rentals plus a proportionate share of operating expenses. The leases expire on September 30, 2010 and October 31, 2012. The Company has the option to renew the leases for an additional 60 months. Minimum base annual rentals through the original lease term are as follows:


                            Year ending June 30
                            -------------------

                                 2004                                                 $   425,720
                                 2005                                                     434,015
                                 2006                                                     442,682
                                 2007                                                     451,182
                                 2008                                                     460,475
                                 Thereafter                                             1,136,177
                                                                                      -----------

                         Total base annual rentals                                     $3,350,251
                                                                                       ==========


Note 7. PROFIT SHARING PLAN

        The Company has established a qualified 401(k) savings and profit sharing plan (the Plan) for the benefit of its employees. The Company is the plan administrator and certain Company employees are trustees of the Plan. Under terms of the Plan, employees may elect to defer a portion of their compensation. The Company matches employee contributions up to a maximum of 8.75% of the employees' compensation. The Company may also make optional additional contributions to the Plan.

Note 8. INTERIM BALANCE SHEET

        The balance sheet as of June 30, 2003 is unaudited. In the opinion of management, it reflects all adjustments, which were of a normal and recurring nature, necessary for a fair presentation of financial position as of June 30, 2003.

                    ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

                          CERTIFIED PUBLIC ACCOUNTANTS

                                 (410) 771-0001

                               FAX (410) 785-9784


Member:

American Institute of Certified Public Accountants                                                                Suite 200

   SEC Practice Section                                                                            201 International Circle

Maryland Association of Certified Public Accountants                                           Hunt Valley, Maryland  21030


                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
Campbell & Company, Inc.


We have audited the accompanying balance sheet of Campbell & Company, Inc. as of December 31, 2002. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Campbell & Company, Inc. as of December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




/s/ Arthur F. Bell, Jr. & Associates, L.L.C.


Hunt Valley, Maryland
February 25, 2003

                            CAMPBELL & COMPANY, INC.
                                  BALANCE SHEET
                                December 31, 2002


ASSETS
    Current assets
       Cash and cash equivalents                                                                  $  37,462,128
       Accounts receivable
           Advisory and performance fees                                                              9,396,465
           Receivable from Campbell Strategic Allocation Fund, L.P.                                   5,718,527
           Other receivables                                                                            158,593
                                                                                                  -------------

              Total current assets                                                                   52,735,713
                                                                                                  -------------

    Property and equipment
       Furniture and office equipment                                                                 3,867,858
       Leasehold improvements                                                                           323,145
                                                                                                  -------------

                                                                                                      4,191,003
       Less accumulated depreciation and amortization                                                (2,391,181)
                                                                                                  -------------

              Total property and equipment                                                            1,799,822
                                                                                                  -------------

    Other assets
       Cash surrender value of life insurance,
           net of policy loans of $239,257                                                              294,554
       Investments in sponsored funds                                                                30,358,002
       Other                                                                                         25,984,694
                                                                                                  -------------

              Total assets                                                                        $ 111,172,785
                                                                                                  =============

LIABILITIES
    Current liabilities
       Accounts payable and accrued expenses                                                      $  24,761,589

    Subordinated debt                                                                                49,000,000
                                                                                                  -------------

              Total liabilities                                                                      73,761,589
                                                                                                  -------------

COMMITMENTS AND CONTINGENCIES
    Capital stock subject to repurchase, at current redemption value                                  2,064,995

STOCKHOLDERS' EQUITY
    Capital stock
       Class A voting, no par, $100 stated value; 2,500 shares authorized; 105 shares issued
           and outstanding                                                                               10,500
       Additional paid-in capital                                                                        46,668
       Retained earnings                                                                             35,289,033
                                                                                                  -------------

              Total stockholders' equity                                                             35,346,201
                                                                                                  -------------

              Total liabilities and stockholders' equity                                          $ 111,172,785
                                                                                                  =============


           THE INVESTOR WILL NOT RECEIVE ANY INTEREST IN THIS COMPANY.

                             See accompanying notes.

                            CAMPBELL & COMPANY, INC.
                             NOTES TO BALANCE SHEET



Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


        A.      General

                Campbell and Company, Inc. (the Company) is incorporated in Maryland and earns fees as a Commodity Trading Advisor registered with and subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government, which regulates most aspects of the commodity futures industry. It is also subject to the rules of the National Futures Association, an industry self-regulatory organization. Additionally, the Company is subject to the requirements of interbank market makers through which the Company trades.

                The Company's balance sheet is presented in accordance with accounting principles generally accepted in the United States of America. The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates, and such differences may be material to the financial statements.

        B.      Cash and Cash Equivalents

                Cash and cash equivalents consist of cash, commercial paper, certificates of deposit and money market mutual funds readily convertible into cash.

        C.      Revenue Recognition

                Advisory and management fees accrue monthly based on a percentage of assets under management. Performance fees may be earned by achieving defined performance objectives. Performance fees are accrued when the conditions of the applicable performance fee agreements are satisfied.

        D.      Property and Equipment

                Property and equipment are stated at cost. Depreciation and amortization is provided for over the estimated useful lives of the assets using straight-line and accelerated methods. Such lives range from 3 to 39 years.

        E.      Investments in Sponsored Funds

                Investments in sponsored funds are marked to market at their reported net asset values at the balance sheet date, in accordance with the equity method.

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)


Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        (CONTINUED)

        F.      Income Taxes

                The Company has elected S corporation status under the Internal Revenue Code, pursuant to which the Company does not pay U.S. or Maryland income taxes. The Company is subject to state income taxes in certain states in which it conducts business and adequate provision for such is provided for in the financial statements. The Company's taxable income is taxable to the stockholders on an individual basis.

Note 2. INVESTMENTS IN SPONSORED FUNDS


        Investments in sponsored funds consist of the following as of December 31, 2002:

                  Campbell Strategic Allocation Fund, L.P.                                         $16,240,216
                  Campbell Alternative Asset Trust                                                   6,747,480
                  Rampant Investments, L.P.                                                          3,504,441
                  Campbell Long/Short Equity Investment Fund L.L.C.                                  3,435,820
                  Campbell Financial Futures Fund Limited Partnership                                  391,871
                  The Campbell Fund Trust                                                               38,174
                                                                                               ---------------
                      Total                                                                        $30,358,002
                                                                                               ===============



        In addition to its investments in these sponsored funds, the Company has General Partner, Managing Owner, Managing Member, or Managing Operator responsibilities with regards to the following:


        Campbell Strategic Allocation Fund, L.P.

        The Company is the General Partner and trading manager of Campbell Strategic Allocation Fund, L.P. (Strategic). As General Partner, the Company receives from Strategic a monthly brokerage fee and quarterly performance fee. Such fees represented approximately 41% of the Company's revenues for the year ended December 31, 2002. Included in advisory and performance fees receivable at December 31, 2002 is approximately $3,789,000 due from Strategic for such fees.


        Summarized financial information with respect to Strategic as of December 31, 2002 is as follows:

                  Balance Sheet Data
                     Assets                                                                     $1,654,430,142
                     Liabilities                                                                   (36,480,950)
                                                                                             -----------------
                         Net Asset Value                                                        $1,617,949,192
                                                                                             =================

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)



Note 2. INVESTMENTS IN SPONSORED FUNDS (CONTINUED)


        Campbell Strategic Allocation Fund, L.P. (Continued)

        The Company has committed to maintaining an investment in Strategic equal to at least 1% of the net aggregate capital contributions of all partners. The Company, as General Partner, had contributed capital of $13,002,561 as of December 31, 2002 to Strategic. The Company is further bound by Strategic's Amended Agreement of Limited Partnership to maintain net worth equal to at least 5% of the capital contributed by all the limited partnerships for which the Company acts as General Partner. The minimum net worth shall in no case be less than $50,000 nor shall net worth in excess of $1,000,000 be required.

        In accordance with Strategic's Amended Agreement of Limited Partnership, as General Partner, the Company advances the costs incurred in connection with Strategic's continuous offerings. The Company is reimbursed such advanced amounts by Strategic in approximately 30 equal installments monthly during the continuous offering. In no event shall the Company be entitled to receive reimbursement in an amount greater than 2.5% of the aggregate subscriptions accepted during the initial and continuous offerings combined. The Company reflects a receivable of $666,954 as of December 31, 2002 from Strategic for offering costs due to be reimbursed. Such amount is included in Receivable from Campbell Strategic Allocation Fund, L.P. in the balance sheet. The remaining unreimbursed offering costs of $8,957,264 as of December 31, 2002 is included in Other assets in the balance sheet. This amount is carried on the Company's books as an asset because of the probable future economic benefit to be obtained from the eventual receipt from Strategic of these reimbursements, even though Strategic is not liable for this amount at the current time. The Company recognizes the newly recalculated amount due from Strategic each month as a receivable, which reduces the balance remaining as an Other asset. The Company analyzes the value of the remaining Other asset on its balance sheet on a quarterly basis to ensure that the carrying value is an accurate estimate of what the Company can expect to receive over time, and expenses any excess value on its books.

        The Company also pays, up-front, a 4% commission to selling agents for Strategic. The Company is then reimbursed by Strategic for this cost, over twelve months, through a brokerage fee which is based on the monthly net asset value of Strategic. As of December 31, 2002, $21,267,587 in selling agent commissions is subject to future reimbursement, of which $5,051,573 is included in Receivable from Campbell Strategic Allocation Fund, L.P. and $16,216,014 is included in Other assets in the balance sheet.

        In the event Strategic terminates prior to the completion of any reimbursement of the aforementioned costs, the Company will not be entitled to any additional reimbursement from Strategic.

        Campbell Alternative Asset Trust

        The Company is the Managing Owner and trading manager of Campbell Alternative Asset Trust ("CAAT"), which began operations on October 1, 2001. The Trustee of CAAT has delegated to the Managing Owner all of the power and authority to manage the business affairs of CAAT. The Net Asset Value of CAAT as of December 31, 2002 totaled $32,854,478.

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)

Note 2. INVESTMENTS IN SPONSORED FUNDS (CONTINUED)


        Campbell Alternative Asset Trust (Continued)

        The Company has committed to maintaining an investment in CAAT equal to at least 1% of the total capital accounts of CAAT. The Company's capital account balance as of December 31, 2002 was $6,747,480. The Company is further bound by CAAT's Third Amended and Restated Declaration of Trust and Trust Agreement to maintain net worth equal to at least $1,000,000.

        As Managing Owner, the Company has agreed to advance funds to CAAT necessary to pay organization and offering costs related to CAAT's initial and continuous offerings. The Company is reimbursed such amounts by CAAT at the rate of 0.9% per annum of CAAT's net assets. The Company reflects a receivable of $19,170 as of December 31, 2002 from CAAT for offering costs due to be reimbursed. This amount is included in Other receivables in the balance sheet. The remaining unreimbursed offering costs of $251,627 as of December 31, 2002 is included in Other assets in the balance sheet. This amount is carried on the Company's books as an asset because of the probable future economic benefit to be obtained from the eventual receipt from CAAT of these reimbursements, even though CAAT is not liable for this amount at the current time. In the event CAAT terminates prior to the completion of any reimbursement of the offering costs, the Company will not be entitled to any additional reimbursement from CAAT. The Company analyzes the value of the unreimbursed organization and offering costs on its balance sheet on a quarterly basis to ensure that the carrying value is an accurate estimate of what the Company can expect to receive over time, and expenses any excess value on its books.

        Rampant Investments, L.P.

        The Company acts as General Partner of Rampant Investments, L.P. (Rampant). The Net Asset Value of Rampant as of December 31, 2002 totaled $7,100,958.

        Campbell Long/Short Equity Investment Fund, L.L.C.

        The Company acts as Managing Member of Campbell Long/Short Equity Investment Fund, L.L.C. ("LSE"), which began operations on July 2, 2001. The Net Asset Value of LSE as of December 31, 2002 totaled $9,989,476.

        As Managing Member, the Company has agreed to advance funds to LSE necessary to pay organization and offering costs related to LSE's initial offerings. Beginning in July 2002, the Company is reimbursed such amounts by LSE at the rate of .5% per annum of LSE's month-end net assets. The unreimbursed organization and offering costs of $125,073 as of December 31, 2002 are included in Other assets in the balance sheet. This amount is carried on the Company's books as an asset because of the probable future economic benefit to be obtained from the eventual receipt from LSE of these reimbursements, even though LSE is not liable for this amount at the current time. In the event LSE terminates prior to the completion of any reimbursement of such costs, the Company will not be entitled to any additional reimbursement from LSE. The Company analyzes the value of the unreimbursed organization and offering costs on its balance sheet on a quarterly basis to ensure that the carrying value is an accurate estimate of what the Company can expect to receive over time, and expenses any excess value on its books.

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)



Note 2. INVESTMENTS IN SPONSORED FUNDS (CONTINUED)


        Campbell Financial Futures Fund Limited Partnership

        The Company acts as Co-General Partner of Campbell Financial Futures Fund Limited Partnership (Financial Futures). The Net Asset Value of Financial Futures as of December 31, 2002 totaled $19,246,250.

        The Campbell Fund Trust

        The Company is the Managing Operator of The Campbell Fund Trust (the Trust). The Trustee of the Trust has delegated to the Managing Operator all of the power and authority to manage the business affairs of the Trust. The Net Asset Value of the Trust as of December 31, 2002 totaled $142,674,058.


Note 3. TRADING ACTIVITIES AND RELATED RISKS


        The sponsored funds for which the Company is either the sole General Partner, Co-General Partner, Managing Owner, Managing Member, or Managing Operator engage in the speculative trading of U.S. and foreign futures contracts, forward contracts and other derivative contracts (collectively, "derivatives"). The sponsored funds are exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract. The sponsored funds also trade forward contracts in unregulated markets between principals and assume the risk of loss from counterparty nonperformance.

        Certain sponsored funds engage in the trading of securities which are typically traded on an exchange or in the over-the-counter market. Such sponsored funds also sell securities not owned at the time of sale (a "short sale"). Risks arise from short sales due to the possible illiquidity of the securities markets and from potential adverse movements in security values. Theoretically, short sales expose such sponsored funds and the Company to potentially unlimited liability as the funds' ultimate obligation to purchase a security sold short may exceed the amount recorded in its balance sheet.

        The Company maintains a large portion of its cash and cash equivalents with one financial institution. At times, the balance on deposit may be in excess of available federal deposit insurance. In the event of the financial institution's insolvency, recovery of Company assets on deposit may be limited to account insurance or other protection afforded such deposits.

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the sponsored funds and the Company, as General Partner, Managing Owner, Managing Member, or Managing Operator of the sponsored funds, are exposed to a market risk equal to the notional contract value of derivatives purchased and unlimited liability on derivatives sold short.

        The Company has established procedures to actively monitor the market risk and minimize the credit risk of such sponsored funds.

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)



Note 4. CAPITAL STOCK SUBJECT TO REPURCHASE

        The Company has entered into agreements with its stockholders which stipulate that upon the death or disability of a stockholder or upon the retirement or termination of a stockholder's employment with the Company, the Company will purchase the stockholders' capital stock at an amount equal to that shareholder's proportionate share of ownership of the net book asset value of the Company, excluding the retained earnings of the Company accumulated over the past twelve (12) months. Such redemption value shall be determined as of the last day of the calendar quarter immediately preceding the calendar month in which the terminating event occurred. The redemption value of all capital stock has been reclassified from retained earnings to temporary equity ("Capital stock subject to repurchase, at current redemption value") within the balance sheet. The change in redemption value of the capital stock between periods, if any, is recognized as compensation expense in the statement of operations.

Note 5. SUBORDINATED DEBT

        The Company entered into an amended and restated working capital agreement with its stockholders in January 2001. This agreement provides for the issuance of unsecured notes to the Company which are subordinated to any future borrowings of the Company. Effective January 1, 2002, interest on any notes issued in accordance with this agreement is payable annually at a rate of 12.0%. Prior to this date, the rate was 8.00%. Any unpaid principal balance is due on the sixth anniversary date of the commencement date of each note, or if sooner, five years after a stockholder (a noteholder) ceases to be in the employ of the Company. At December 31, 2002, $49,000,000 was outstanding under this agreement. Under the terms of the notes, $8,900,000 and $40,100,000 is due to be repaid in 2007 and 2008, respectively.

Note 6. LEASE OBLIGATION

        The Company leases office facilities under agreements which provide for minimum base annual rentals plus a proportionate share of operating expenses. The leases expire on September 30, 2010 and October 31, 2012. The Company has the option to renew the leases for an additional 60 months. Minimum base annual rentals through the original lease term are as follows:


                             Year ending December 31
                             -----------------------
                                 2003                                                 $   421,824
                                 2004                                                     429,753
                                 2005                                                     438,324
                                 2006                                                     446,968
                                 2007                                                     455,684
                                 Thereafter                                             1,367,636
                                                                                      -----------

                         Total base annual rentals                                     $3,560,189
                                                                                       ==========

                            CAMPBELL & COMPANY, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)




Note 7. PROFIT SHARING PLAN


        The Company has established a qualified 401(k) savings and profit sharing plan (the Plan) for the benefit of its employees. The Company is the plan administrator and certain Company employees are trustees of the Plan. Under terms of the Plan, employees may elect to defer a portion of their compensation. The Company matches employee contributions up to a maximum of 8.75% of the employees' compensation. The Company may also make optional additional contributions to the Plan.

Note 8. SUBSEQUENT EVENT

        In January 2003, the Company approved distributions to its stockholders aggregating approximately $35,300,000. Additionally, during January 2003, the stockholders agreed to make advances to the Company in accordance with the amended and restated working capital agreement aggregating up to approximately $13,000,000, to provide for additional working capital.